UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

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THE PROCTER & GAMBLE COMPANY

Notice of Annual Meeting

and

Proxy Statement

Procter & Gamble Hall

at the Aronoff Center for the Arts

Annual Meeting of Shareholders

October 9, 2012

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

August 24, 2012

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, October 9, 2012.

The meeting will start at 9:00 a.m., Eastern Daylight Time, at the Procter & Gamble Hall at the Aronoff Center for the Arts, 650 Walnut Street, in Cincinnati.

We appreciate your continued confidence in our Company and look forward to seeing you on October 9.

Sincerely,

ROBERT A. MCDONALD
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 24, 2012

Date:	Tuesday, October 9, 2012
Time:	9:00 a.m., Eastern Daylight Time
Place:	Procter & Gamble Hall at the Aronoff Center for the Arts
650 Walnut Street, Cincinnati, Ohio 45202

Purposes of the meeting:

•	To review the minutes of the 2011 annual meeting of shareholders;

•	To receive reports of officers;

•	To elect as members of the Board of Directors (“Board”) the 11 persons named in the accompanying proxy statement;

•	To vote on a Board proposal to ratify appointment of the independent registered public accounting firm;

•	To provide an advisory vote on a Board proposal to approve the Company’s executive compensation (the “Say on Pay” vote);

•	To vote on 3 shareholder proposals; and

•	To consider any other matters properly brought before the meeting.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, and invited representatives of the media and financial community may attend the meeting.

Shareholders attending the meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.

What to bring:

If your shares are registered in your name, and you requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to the meeting. If you received a Notice of Internet Availability of Proxy Materials and will not be requesting a printed copy of the proxy materials, please bring that Notice with you as your Admission Ticket.

If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank, or nominee confirming that you are the beneficial owner of those shares.

Audio cast of the annual meeting:

If you are not able to attend the meeting in person, you may join a live audio cast of the meeting on the Internet by visiting www.pg.com/investors at 9:00 a.m., Eastern Daylight Time, on October 9, 2012.

Record Date:

August 10, 2012 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Information About the Notice of Internet Availability of Proxy Materials:

Again this year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each shareholder of record, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. On August 24, 2012, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 10, 2012, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

Householding Information:

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please call us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572, or by email at shareholders.im@pg.com. We will respond promptly to such requests.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, October 8, 2012.

By order of the Board of Directors,

DEBORAH P. MAJORAS

Chief Legal Officer and Secretary

Proxy Statement

As more fully described in the Notice, the Board of Directors of The Procter & Gamble Company (the “Company”) has made these materials available to you over the Internet or, upon your request, has mailed you printed versions of these materials in connection with the Company’s 2012 annual meeting of shareholders, which will take place on October 9, 2012. The Notice was mailed to Company shareholders beginning August 24, 2012, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2012 annual meeting of shareholders. We solicit proxies to give shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Voting Information

Who can vote?

You can vote if, as of the close of business on Friday, August 10, 2012, you were a shareholder of record of the Company’s:

•	Common Stock (“Common Stock”);

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock gets one vote. On August 10, 2012, there were issued and outstanding:

•	2,757,354,629 shares of Common Stock;

•	60,937,181 shares of Series A ESOP Convertible Class A Preferred Stock; and

•	59,544,814 shares of Series B ESOP Convertible Class A Preferred Stock.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan:

If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan, you can instruct the Trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares held by the trust that have not been allocated to any account in the same manner.

For participants in The Procter & Gamble Shareholder Investment Program and/or The Procter & Gamble International Stock Ownership Program:

If you are a participant in The Procter & Gamble Shareholder Investment Program and/or The Procter & Gamble International Stock Ownership Program, you can vote the shares of common stock held for your account through one of the proxy voting options set forth under “How do I vote by proxy?” below.

How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet—You can vote via the Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website;

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 (toll-free) and following the instructions; or

•

By Mail—You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Please see the Notice or the information your bank, broker, or other holder of record provided you for more information on these options.

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return a proxy card by mail (unless you are revoking your proxy).

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy card. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by Internet, telephone, or mail prior to 11:59 p.m., Eastern Daylight Time, on Monday, October 8, 2012, or by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, we encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting.

Voting Procedures

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 11 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for” shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the Securities and Exchange Commission (“SEC”).

The Board Proposal regarding Say on Pay is advisory and not binding on the Company. It requires the affirmative vote of a majority of shares participating in the voting for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

All Other Proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

Who pays for this proxy solicitation?

The Company does. We have hired Phoenix Advisory Partners, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $15,000 plus reasonable expenses. In addition, Phoenix Advisory Partners and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning, and tabulating the proxies.

Board Composition

Director Experiences, Skills and Qualifications

The composition of the Board is intended to reflect an appropriate mix of skill sets, experience, and qualifications that are relevant to the business and governance of the Company over time. Each individual Director should epitomize the Company’s Purpose, Values, and Principles, possess the highest ethics and integrity, and demonstrate commitment to representing the long-term interests of the Company’s shareholders. Each Director should also have individual experiences that provide practical wisdom, mature judgment, and an inquisitive and objective mind. These experiences, at policy-making levels, may include business, government, technology, international, marketing, and other areas that are relevant to the Company’s global operations. In addition, the evaluation of Director nominees by the Governance & Public Responsibility Committee takes into account diversity, including with respect to international background, age, gender, and race.

Below we identify and describe specific experiences, skills, and qualifications our Directors bring to the Board. Each of our current Directors is a highly qualified, recognized leader in his or her respective industry or field. Each of the Director’s specific experiences, skills, and qualifications considered by the Board in their re-nomination are included in their individual biographies and the accompanying table on page 11 of this proxy statement. The fact that we do not list a particular experience, skill, or qualification for a Director does not mean that Director does not possess that particular experience, skill, or qualification.

Leadership, strategy, and risk management experience. Directors with significant leadership experience over an extended period, especially current and former chief executive officers, provide the Company with special insights. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of talent management and how employee and executive compensation are set. They understand strategy and risk management, and how these factors impact the Company’s operations and controls. They possess extraordinary leadership qualities and are able to identify and develop leadership qualities in others. And, through their various leadership positions, they have access to important information and relationships that benefit the Company.

Consumer industry experience. Directors with experience in dealing with consumers, particularly in the areas of marketing and selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits.

International experience. Directors with experience in markets outside of the United States bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices. Because we do business in over 180 countries, and business in international markets accounts for approximately 65% of the Company’s revenue, having Directors on our Board with this experience is critical.

Marketing experience. Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can add significant positive impact to the Company’s operational results. As one of the world’s largest advertisers, this is a particularly important attribute.

Finance experience. Directors with an understanding of accounting and financial reporting processes, particularly as they relate to a large, complex, international business, provide an important oversight role. The Company employs a number of financial targets to measure its performance, and accurate financial reporting is critical to the Company’s success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government experience. Directors with government experience, whether as members of the government or through extensive interactions with government and government agencies, are able to recognize, identify, and understand the key issues that the Company faces in an economy increasingly affected by the role of governments around the world.

Technology and innovation experience. Directors with an understanding of technology and innovation help the Company focus its efforts in these important areas, as well as track progress against strategic goals and benchmarks. As one of the few companies with an Innovation & Technology Committee of the Board, this is particularly important to the Company’s overall success.

Director Diversity

The Board considers diversity to be an important criterion in the selection and nomination of candidates for Director. As a global company, the Board seeks Directors with international background and global experience, among other factors. This is reflected in the Board’s Corporate Governance Guidelines, which set forth the minimum qualifications for Board members and note that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience.”

Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the Director nomination process. For this year’s election, the Board has nominated 11 individuals; all are incumbent nominees who currently bring tremendous diversity to the Board. Each nominee is a strategic thinker and has varying, specialized experience in areas that are relevant to the Company and its businesses. Moreover, their collective experience covers a wide range of countries, geographies, and industries, including consumer products, technology, financial services, media, agriculture, aerospace, and health care, as well as roles in consulting and government. These 11 Director nominees range in age from 51 to 66, and five of these 11 Directors, or 45% of our current Board, are women; two are African-American; and one is Mexican. The Board views this diversity as a clear strength.

The Board assesses the effectiveness of its diversity policy every year as part of the nomination process for the annual election of Directors by the Company’s shareholders. The Board’s Governance & Public Responsibility Committee, responsible for making recommendations for Director nominations to the full Board, reviews the Director nominees (including shareholder nominees) and ascertains whether, as a whole, the group meets the Board’s policy in this regard. Having reviewed the collective background and experience of the 11 nominees, the Board has concluded that they provide significant diversity and clearly meet the Board’s policy.

Election of Directors

All of the Board’s nominees for Director are incumbent nominees who will be elected for a one-year term. Angela F. Braly, Kenneth I. Chenault, Scott D. Cook, Susan Desmond-Hellmann, Robert A. McDonald, W. James McNerney, Jr., Johnathan A. Rodgers, Margaret C. Whitman, Mary Agnes Wilderotter, Patricia A. Woertz, and Ernesto Zedillo were elected for one-year terms at the 2011 annual meeting. The current terms of all nominees for Director will expire at the 2012 annual meeting. The Board has nominated each of these individuals for a new term that will expire at the 2013 annual meeting.

Each of the nominees for Director has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

The Board of Directors recommends a vote FOR Angela F. Braly, Kenneth I. Chenault, Scott D. Cook, Susan Desmond-Hellmann, Robert A. McDonald, W. James McNerney, Jr., Johnathan A. Rodgers, Margaret C. Whitman, Mary Agnes Wilderotter, Patricia A. Woertz, and Ernesto Zedillo as Directors to hold office until the 2013 annual meeting of shareholders and until their successors are elected.

Nominees for Election as Directors with Terms Expiring in 2013
Angela F. Braly	Director since 2009, Age 51

Ms. Braly is Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (a healthcare insurance company). She has served as Chair of the Board since March 2010 and President and Chief Executive Officer since 2007. She previously served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005.

As Chief Executive Officer of a major health benefits company that interacts directly with consumers, Ms. Braly has a vast amount of leadership, consumer industry, and marketing experience. Ms. Braly also brings a significant amount of government experience, given her prior role as General Counsel and Chief Public Affairs Officer for WellPoint, where she was responsible for the company’s government relations efforts, among other areas.

Member of the Audit and Governance & Public Responsibility Committees.

Kenneth I. Chenault	Director since 2008, Age 61

Mr. Chenault is Chairman and Chief Executive Officer of the American Express Company (a global services, payments, and travel company), where he has served in various roles of increasing responsibility since joining the company in 1981. Mr. Chenault assumed his current responsibilities as Chairman and Chief Executive Officer in 2001. He has been a Director of International Business Machines Corporation since 1998.

As Chairman and Chief Executive Officer of American Express, Mr. Chenault has significant leadership and financial experience. With more than 30 years of experience delivering products and services to consumers and businesses all across the world, Mr. Chenault brings consumer and business insights, marketing expertise, as well as a global perspective to the Board.

Member of the Audit and Compensation & Leadership Development Committees.

Scott D. Cook	Director since 2000, Age 60

Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services company), which he co-founded in 1983. He served as President and Chief Executive Officer of Intuit from 1983 to 1994 and as Chairman of the Board of Intuit from 1993 through 1998. He has been a Director of eBay Inc. since 1998.

As a co-founder and former Chief Executive Officer of Intuit, whose software is marketed and sold directly to consumers, and a current Director of eBay, Mr. Cook has a wealth of leadership, technology, consumer industry, and marketing experience that he brings to the Board.

Chair of the Innovation & Technology Committee and member of the Compensation & Leadership Development Committee.

Susan Desmond-Hellmann	Director since 2010, Age 55

Dr. Desmond-Hellmann is Chancellor and Arthur and Toni Rembe Rock Distinguished Professor, University of California, San Francisco (“UCSF”), where she has served since August 2009. From 2004 through 2009, Dr. Desmond-Hellmann served as president of product development at Genentech (a biotechnology company), where she was responsible for pre-clinical and clinical development, business development, and product portfolio management. She joined Genentech in 1995. Prior to joining Genentech, Dr. Desmond-Hellmann was associate director of clinical cancer research at Bristol-Myers Squibb Pharmaceutical Research Institute.

As Chancellor of UCSF, a member of the California Academy of Sciences board of trustees, and past president of product development at Genentech, Dr. Desmond-Hellmann has extensive leadership and technology experience. As a former member of the Federal Reserve Bank of San Francisco’s Economic Advisory Council, she also brings finance experience to the Board. Member of the Audit and Innovation & Technology Committees.

Robert A. McDonald	Director since 2009, Age 59

Mr. McDonald is Chairman, President and Chief Executive Officer of the Company, which he joined in 1980 and where he has held numerous positions of increasing responsibility in the United States and internationally, including Chief Operating Officer from 2007 to 2009 and Vice Chair, Global Operations, from 2004 to 2007. He has been a Director of Xerox Corporation since 2005.

As someone who has spent his entire career with the Company, much of it outside of the United States, and who currently serves as Chief Executive Officer, Mr. McDonald has an extensive, in-depth knowledge of the Company’s business. His wide-ranging roles throughout his career at the Company also provide him with significant leadership, consumer industry, marketing, and international experience.

W. James McNerney, Jr.	Director since 2003, Age 63

Mr. McNerney is Chairman of the Board, President, and Chief Executive Officer of The Boeing Company (an aerospace, commercial jetliners, and military defense systems company), a position he has held since 2005. From 2001 to 2005, Mr. McNerney was CEO of 3M Company (a global technology company). Prior to his appointment as CEO of 3M Company, Mr. McNerney was employed by General Electric for nearly twenty years, where he held positions of increasing importance. He has been a Director of International Business Machines Corporation since 2009.

As the Chief Executive Officer of Boeing, former Chief Executive Officer of 3M, and former executive of General Electric, Mr. McNerney brings a wealth of leadership, global, and technology experience. His extensive experience managing large, global manufacturing companies, as well as his insight into government affairs, enable him to advise the Board on a variety of strategic and business matters.

Presiding Director, Chair of the Compensation & Leadership Development Committee, and member of the Governance & Public Responsibility Committee.

Johnathan A. Rodgers	Director since 2001, Age 66

Mr. Rodgers was the President and Chief Executive Officer of TV One, LLC (a media and communications company), from 2003 until his retirement on July 31, 2011. Prior to joining TV One, Mr. Rodgers was President of Discovery Networks for six years and worked for CBS, Inc. for twenty years, where he held a variety of executive positions. He has been a Director of Nike, Inc. since 2006 and of Comcast Corporation since 2011.

As the former Chief Executive Officer of TV One, LLC, Mr. Rodgers has significant leadership experience. His past roles in media and communications, combined with management roles at Discovery Networks and CBS, Inc., also give him extensive consumer industry, marketing, and technology experience.

Member of the Governance & Public Responsibility and Innovation & Technology Committees.

Margaret C. Whitman	Director since 2011, Age 56

Ms. Whitman was elected President & Chief Executive Officer of Hewlett-Packard (a computer software, computer hardware, IT consulting, and IT services company) in September 2011. She served as President and Chief Executive Officer of eBay Inc. from 1998 to March 2008. Prior to joining eBay, Ms. Whitman held executive level positions at Hasbro Inc., FTD, Inc., The Stride Rite Corporation, The Walt Disney Company, and Bain & Company. She also served as a Director of the Company from 2003 to 2008 and of DreamWorks Animation SKG, Inc. from 2005 to 2008, having resigned from both boards of directors in preparation for her 2010 California gubernatorial bid. She has been a Director of Zipcar, Inc. since 2011.

As the former President and Chief Executive Officer of eBay, and previously as a senior officer of a number of consumer products companies, Ms. Whitman has extensive leadership and consumer industry experience. Her prior management roles also provide her with significant marketing and technology experience.

Member of the Compensation & Leadership Development and Innovation & Technology Committees.

Mary Agnes Wilderotter	Director since 2009, Age 57

Mrs. Wilderotter is Chairman of the Board and Chief Executive Officer of Frontier Communications Corporation (a communications company specializing in providing services to rural areas and small and medium-sized towns and cities), which she joined as President and Chief Executive Officer in 2004. Mrs. Wilderotter held the title of President of Frontier until April 2012. Mrs. Wilderotter previously held positions as Senior Vice President of Worldwide Public Sector at Microsoft, President and Chief Executive Officer of Wink Communications, Inc., and Executive Vice President of National Operations for AT&T’s Wireless Service, Inc. She has been a Director of Xerox Corporation since 2006. Mrs. Wilderotter was a Director of The McClatchy Company from 2001 to 2007, and she was a Director of Yahoo! Inc. from 2007 to 2009.

As Chief Executive Officer of Frontier Communications, and previously as Chief Executive Officer of Wink Communications, Mrs. Wilderotter has significant leadership experience. Her current role, along with her prior roles at Microsoft, Wink Communications, and AT&T, also give her a vast amount of consumer industry, marketing, and technology experience.

Member of the Audit and Compensation & Leadership Development Committees.

Patricia A. Woertz	Director since 2008, Age 59

Ms. Woertz is Chairman, Chief Executive Officer, and President of Archer Daniels Midland Company (agricultural processors of oilseeds, corn, wheat, and cocoa, etc.), a company she joined in 2006. Ms. Woertz was named Chief Executive Officer and President in 2006 and Chairman in 2007. Prior to joining Archer Daniels Midland, Ms. Woertz held positions of increasing importance at Chevron Corporation and its predecessor companies. She began her career as a certified public accountant with Ernst & Ernst.

As Chief Executive Officer of Archer Daniels Midland, Ms. Woertz has significant leadership experience. Having started her career as a certified public accountant, and with a broad range of executive roles at Chevron Corporation and its predecessor companies, Ms. Woertz also brings a significant amount of international, marketing, finance, government relations, and technology experience.

Chair of the Audit Committee and member of the Governance & Public Responsibility Committee.

Ernesto Zedillo	Director since 2001, Age 60

Dr. Zedillo served as President of Mexico from 1994 to 2000 and currently serves as Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. He has been a Director of Alcoa Inc. since 2002 and Citigroup, Inc. and Promotora de Informaciones S.A. since 2010. Dr. Zedillo was also a Director of Union Pacific Corporation from 2001 to 2006.

Dr. Zedillo’s prior service as President of Mexico provides him with significant government and leadership experience. His current role as Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University provides him with a wealth of international experience. He also has significant financial experience, having previously served on the Audit Committee of Union Pacific and as the Secretary of Economic Programming and the Budget for Mexico, as well as having held various positions at the Banco de Mexico.

Chair of the Governance & Public Responsibility Committee and member of the Innovation & Technology Committee.

Director Nominees’ Experience

As described on pages 5-6 of this proxy statement, our Board is highly qualified and each Director brings a diversity of skills and experiences to the Board. The list below is a summary; it does not include all of the skills, experiences, qualifications, and diversity that each Director nominee offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a Director does not possess it.

AREA OF EXPERIENCE	ANGELA F. BRALY	KENNETH I. CHENAULT	SCOTT D. COOK	SUSAN DESMOND- HELLMANN	ROBERT A. MCDONALD	W. JAMES MCNERNEY, JR.	JOHNATHAN A. RODGERS	MEG WHITMAN	MAGGIE WILDEROTTER	PATRICIA A. WOERTZ	ERNESTO ZEDILLO
• Leadership, Strategy & Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Consumer Industry	✓	✓	✓		✓		✓	✓	✓
• International		✓			✓	✓				✓	✓
• Marketing	✓	✓	✓		✓	✓	✓	✓	✓	✓
• Finance & Financial Reporting	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
• Government	✓					✓				✓	✓
• Technology & Innovation			✓	✓	✓	✓	✓	✓	✓	✓

Corporate Governance

The Board’s Purpose

The Board has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law, the Company’s Amended Articles of Incorporation, the Code of Regulations, and the By Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as revealed through its policies and practices. Although the Board does not have responsibility for the day-to-day management of the Company, it stays informed about the Company’s business and provides guidance to Company management through periodic meetings, site visits, and other interactions. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management. The Board has established committees to assist in fulfilling its oversight responsibilities. Additional details concerning the Board’s commitments and principles guiding its overall governance practices are contained in the Board’s Corporate Governance Guidelines, which can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Board’s Leadership Structure

The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer (“CEO”) and Chairman of the Board, or whether the roles should be separated. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. This approach allows the Board to utilize its considerable experience and knowledge to elect the most qualified Director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when necessary. Accordingly, at different points in the Company’s history, the CEO and Chairman of the Board roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s shareholders, based on the circumstances at the time.

Further, in the event that the Board determines that the same individual should hold the positions of CEO and Chairman of the Board, the independent Directors of the Board annually elect a Presiding Director from among the independent Directors. The Presiding Director role is a significant one, with responsibilities consistent with accepted best practices, including:

•

advises the Chairman of the Board and/or the Secretary regarding the agendas for the Board meetings, to ensure the appropriateness of the agenda items and that there is sufficient time for discussion of all agenda items;

•	presides at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board;

•	leads executive sessions of the independent Directors, where the Chairman and CEO is not present, and advises the Chairman and CEO, as appropriate, on issues discussed at executive sessions;

•	calls meetings of the non-employee and/or independent Directors, with appropriate notice;

•	advises the Governance & Public Responsibility Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairs;

•	advises the Chairman of the Board on the retention of advisors and consultants who report directly to the Board;

•	with the Chair of the Compensation & Leadership Development (“C&LD”) Committee, reviews with the CEO the non-employee Directors’ annual evaluation of his performance;

•	serves as principal liaison between the non-employee and/or independent Directors, as a group, and the Chairman of the Board, as necessary; and

•	serves, when necessary and appropriate, after consultation with the CEO, as the liaison between the Board and the Company’s shareholders.

Mr. McNerney serves as the Board’s current Presiding Director and has served in that role since August 14, 2007. Mr. McNerney is a strong, independent Presiding Director, who fulfilled each of these duties during the past year. As the current Chairman of the Board, President, and Chief Executive Officer of The Boeing Company, and former CEO of 3M Company, he brings a wealth of diverse experiences and outside perspective to his role as Presiding Director. In fiscal year 2011-12, the independent Directors met regularly, in six executive sessions, without Mr. McDonald present. Mr. McNerney led those sessions and following each, he advised Mr. McDonald on the Board’s discussions. He also provided feedback to Mr. McDonald following these sessions and the independent Directors’ annual evaluation of his performance.

During the Board’s recent re-evaluation of its leadership structure, and upon recommendation of the Governance & Public Responsibility Committee, the non-employee Directors of the Board concluded that the current leadership structure continues to be the right leadership structure for the Company at this time, and it is not in the best interests of the shareholders to split the role of Chairman of the Board and CEO and require an independent Chairman. The non-employee Directors then reappointed Mr. McNerney to serve as Presiding Director for fiscal year 2012-13.

The Board reached this decision because the current leadership structure, with Mr. McDonald serving as both CEO and Chairman of the Board, provides unified leadership and direction for the Company and gives clear focus for management to execute the Company’s strategy and business plans. Mr. McDonald’s leadership style and knowledge of the Company, its business, and its people are key attributes for the Chairman of the Board. In particular, his understanding and leadership in the areas of strategy and risk management are beneficial to facilitating Board effectiveness. The Board believes that Mr. McDonald’s strengths, combined with the diverse experience and outside perspective of Mr. McNerney, create an appropriate balance of power between the non-employee Directors and management. Maintaining flexibility is important to the Board, and the current structure has served the Company and its shareholders well in the past and is the best leadership structure for the Company at the current time. The Board will continue to evaluate the Company’s leadership structure to ensure the Board’s structure is right and appropriate at all times.

The Board’s Oversight of Risk

It is the responsibility of the Company’s senior management to develop and implement the Company’s strategic plans, and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee the Company’s strategic plans, the associated risks, and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board under the auspices of the Chairman of the Board and Presiding Director, and further consideration and evaluation of discrete risks at the committee level.

To ensure proper oversight of the Company’s management and the potential risks that the Company faces, the non-employee members of the Board elect annually a Presiding Director from the Board’s independent Directors. The Presiding Director’s duties include helping to ensure that the Board’s agenda and executive sessions are appropriately focused on risk. In addition, the Board is comprised of all independent Directors, except for Mr. McDonald, the Chairman and CEO; all members of the key committees of the Board (Audit, Compensation & Leadership Development, and Governance & Public Responsibility) are independent. This system ensures that key decisions made by the Company’s most senior management, up to and including the CEO, are reviewed and overseen by the non-employee Directors of the Board, each of whom is independent.

Risk management oversight by the full Board includes a comprehensive annual review of the Company’s overall strategic plan, typically conducted in June. The Board also devotes significant time to reviewing the strategic plans for each of the Company’s global business units, including the risks associated with these strategic plans at Board meetings during the year. The Board also conducts reviews of other strategic focus areas for the Company. The Board annually reviews the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management which, on a continual basis, identifies current and future potential risks facing the Company and ensures that actions are taken to manage and mitigate those potential risks. The Board also has overall responsibility for leadership succession for the Company’s most senior officers and reviews succession plans each year.

In addition, the Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board. In performing these oversight responsibilities, each committee has full access to management, as well as the ability to engage independent advisors. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements and its overall risk management process. It also regularly receives reports regarding the Company’s most significant internal controls, compliance risks, and potential legal and regulatory risks, along with management’s plans for managing and mitigating those risks, and processes for maintaining compliance within a strong internal controls environment. Representatives from the Company’s independent auditor attend Audit Committee meetings, regularly make presentations to the Audit Committee, and comment on management presentations. In addition, the Company’s Chief Financial Officer (“CFO”), Chief Legal Officer, chief audit executive, and representatives of the Company’s independent auditor individually meet in private session with the Audit Committee to raise any concerns they might have with the Company’s risk management practices.

The Board’s C&LD Committee employs an independent compensation consultant, Frederic W. Cook & Co., Inc., who does not work for management and, among other tasks, reviews and reports on all of the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Frederic W. Cook & Co., Inc., please see the section entitled “Engagement of Independent Adviser” found on pages 40-41 of this proxy statement.

The independent compensation consultant’s review included an analysis of the Company’s short-term and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives and stock ownership requirements, and trading policies. Simultaneously, members of management performed a similar review of the Company’s other compensation programs. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company as a whole.

In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as and annual and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, the Short-Term Achievement Reward (“STAR”), provides the C&LD Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., top-line growth, bottom-line profits, free cash flow, etc.) and qualitative measures (e.g., relative performance versus competition, internal collaboration, strategic strength, innovation, etc.). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (50% core earnings per share growth and 50% organic sales growth) are aligned with the Company’s business plans and strategic objectives, and the weighting of STAR target awards in the mix of target annual cash compensation is generally at or below the median for the Peer Group, as defined on page 30 of this proxy statement.

Further, the C&LD Committee recognized that the Company’s long-term incentives include a balanced portfolio of options, restricted stock units, and performance-vested stock (under the Performance Stock Plan). These long-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff vesting for stock options, restricted stock units with five-year cliff vesting, and a three-year performance period for performance-vested stock. The C&LD Committee also noted that the design of the Performance Stock Plan reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories, each of which is equally weighted: organic sales growth, before-tax operating profit growth, core earnings per share growth, and free cash flow productivity. In addition, each of these factors range from a minimum of 0% to a maximum of 200%. Using this sliding scale approach versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Each of the financial measures are defined and further explained on page 37 of this proxy statement.

Finally, the C&LD Committee acknowledged that the Company has adopted several policies intended to mitigate inappropriate risk taking, including stock ownership guidelines for senior executives, a recoupment policy that can be applied in the event of any significant financial restatement, and an insider trading policy that prohibits margin and hedging transactions by senior executives.

Committees of the Board

To facilitate deeper penetration into certain key areas of oversight, the Board has established four committees. Membership on these Committees, as of August 10, 2012, is shown in the following chart:

Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology
Ms. Woertz[1]	Mr. McNerney[1]	Dr. Zedillo[1]	Mr. Cook[1]
Ms. Braly	Mr. Chenault	Ms. Braly	Dr. Desmond-Hellmann
Mr. Chenault	Mr. Cook	Mr. McNerney	Mr. Rodgers
Dr. Desmond-Hellmann	Ms. Whitman	Mr. Rodgers	Ms. Whitman
Mrs. Wilderotter	Mrs. Wilderotter	Ms. Woertz	Dr. Zedillo

[1]	Committee Chair

All Directors served on the respective committees listed above, including committee chairs for the Company’s entire fiscal year, with the following exceptions:

Mrs. Wilderotter was appointed as a member of the Audit Committee and Mr. Rodgers was appointed as a member of the Governance & Public Responsibility Committee on October 11, 2011, respectively, effective for the December 2011 meeting.

The Audit Committee met eight times during the fiscal year ended June 30, 2012, to carry out its responsibilities under its charter. At each meeting, representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s CFO, Chief Legal Officer, chief audit executive, and representatives of Deloitte & Touche LLP. All members of this Committee are independent under the New York Stock Exchange (“NYSE”) listing standards and the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”) which can be found in the corporate governance section of the Company’s website at www.pg.com/investors. The Audit Committee has the responsibilities set forth in its charter with respect to accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management; the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s overall risk management profile; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and the independent registered public accounting firm; and preparing the annual Report of the Audit Committee to be included in the Company’s proxy statement. In addition to these responsibilities, the Committee, at the request of the Board, continued to provide oversight of competition law investigations in Europe. The Audit Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Compensation & Leadership Development Committee met six times during the fiscal year ended June 30, 2012, during which it held five executive sessions with no member of management present. All members of this Committee are independent under the NYSE listing standards and the Independence Guidelines. The C&LD Committee has a charter, under which it has full authority and responsibility for the Company’s overall compensation policies, including base pay, short and long-term pay, retirement benefits, perquisites, severance arrangements, recoupment, stock ownership requirements, and stock option holding requirements, if any, and their specific application to principal officers elected by the Board and to members of the Board. This Committee also assists the Board in the leadership development and evaluation of principal officers. As a practical matter, the CEO makes recommendations to the C&LD Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance, and input from Company management and the C&LD Committee’s independent compensation consultant. All final decisions regarding compensation for principal officers are made by this Committee, and this Committee makes a recommendation to the Board regarding the shareholder votes related to executive compensation. For more details regarding principal officer compensation or this Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion and Analysis section found on pages 25-43 of this proxy statement. This Committee also approves all stock-based equity grants made under The Procter & Gamble 2009 Stock and Incentive Compensation Plan, but the Committee has delegated to the CEO the authority to make certain equity grants to non-principal officers, subject to the specific terms and conditions determined by the C&LD Committee. This Committee retains an independent compensation consultant, hired directly by the C&LD Committee, to advise it regarding executive compensation matters. The C&LD Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Governance & Public Responsibility Committee met seven times during the fiscal year ended June 30, 2012. All members of the Governance & Public Responsibility Committee are independent under the NYSE listing standards and the Independence Guidelines. The Governance & Public Responsibility Committee has governance responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board; recommending when new members should be added to the Board and individuals to fill vacant Board positions; recommending to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election;

recommending Board committees and committee assignments; periodically reviewing and recommending updates to the Board’s Corporate Governance Guidelines; educating the Board and the Company in applicable governance laws and regulations; assisting the Board and the Company in interpreting and applying the Company’s Corporate Governance Guidelines and other issues related to Board governance; and evaluating the Board and its members. The Committee also covers public responsibility topics such as overseeing the Company’s social investments and commitment to making a meaningful impact around the world, by reviewing strategies and plans for improving lives in ways that enable people to thrive and that increase their quality of living; overseeing the Company’s commitment to and efforts regarding environmental sustainability; overseeing the Company’s community and government relations; overseeing the Company’s product quality and quality assurance systems; overseeing protection of the Company’s corporate reputation; and other matters of importance to the Company and its stakeholders (including employees, consumers, customers, suppliers, shareholders, governments, local communities, and the general public); and overseeing the Company’s organizational diversity. The Governance & Public Responsibility Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Innovation & Technology Committee met two times during the fiscal year ended June 30, 2012. All members of the Innovation & Technology Committee are independent under the NYSE listing standards and the Independence Guidelines. The Innovation & Technology Committee has the responsibilities set forth in its charter with respect to overseeing and providing counsel on matters of innovation and technology. Topics considered by this Committee include the Company’s approach to technical and commercial innovation; the innovation and technology acquisition process; and tracking systems important to successful innovation. The Innovation & Technology Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Board Engagement and Attendance

Our current Directors are active and engaged. Board agendas are set in advance by the Chairman of the Board and Presiding Director, to ensure that appropriate subjects are covered and that there is sufficient time for discussion. Directors are provided with comprehensive materials in advance of Board and Committee meetings and are expected to review and reflect on these materials before each meeting, to ensure that time in Board and Committee meetings is focused on robust and active discussions versus lengthy presentations. During the fiscal year ended June 30, 2012, the Board held seven meetings, and the Committees of the Board held 23 meetings, for a total of 30 meetings. Average attendance at these meetings by members of the Board during the past year exceeded 97%, and all Directors attended greater than 86% of the meetings of the Board and the Committees on which they serve. The Board expects all of its members to attend the annual meeting of shareholders; all Directors attended the October 11, 2011 annual meeting.

The non-employee members of the Board met six times during fiscal year 2011-12 in executive session (without the presence of Mr. McDonald or other employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, succession planning for the Company’s top management (including the CEO position), and the CEO’s performance.

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that outside public board service requires a significant commitment of time and attention, and therefore, in 2011, it modified its Corporate Governance Guidelines to align its policy in this regard with emerging best governance practices. Under the new policy, Directors who are active CEOs of other public companies may sit on no more than two additional outside public boards, and other non-employee Directors may sit on no more than three additional outside public boards. All Directors are in compliance with this policy. This practice helps ensure that our Directors can give appropriate levels of time and attention to the affairs of the Company. In addition, when nominating a Director for service on the Board, the Governance & Public Responsibility Committee considers whether the nominee will have adequate time to serve as a Director of the Company. Each Director demonstrates their strong engagement and high attendance, and has adequate time to devote to the affairs of the Company.

Director Independence

The Board has determined that the following Directors are independent under the NYSE listing standards and the Independence Guidelines because they have either no relationship with the Company (other than being a Director and shareholder of the Company) or only immaterial relationships with the Company: Angela F. Braly, Kenneth I. Chenault, Scott D. Cook, Susan Desmond-Hellmann, W. James McNerney, Jr., Johnathan A. Rodgers, Margaret C. Whitman, Mary Agnes Wilderotter, Patricia A. Woertz, and Ernesto Zedillo. All members of the Board’s Audit, C&LD, Governance & Public Responsibility and Innovation & Technology Committees are independent.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Independence Guidelines. Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the Governance & Public Responsibility Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of the Directors deemed independent by the Board.

Mr. McDonald is Chairman of the Board, President and CEO of the Company. As such, he cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

Code of Ethics

The Company has a code of ethics for its Directors, officers, and employees. The most recent version of this code of ethics, which is consistent with SEC regulations and NYSE listing standards, is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual was updated and redeployed to all of the Company’s employees, officers and Directors in early 2011, and can be found on the Company’s website at www.pg.com, along with any future amendments thereto. The Worldwide Business Conduct Manual is firmly rooted in the Company’s long-standing Purpose, Values and Principles, which can also be found on the Company’s website at www.pg.com. During the fiscal year ended June 30, 2012, the Company continued its deployment of the Worldwide Business Conduct Manual throughout the Company in 28 different languages, including online training.

Review and Approval of Transactions with Related Persons

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer is charged with primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. To assist the Chief Legal Officer in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Chief Legal Officer determines that the related person would have a direct or indirect material interest in the transaction, the Chief Legal Officer must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction was initiated by the Company or the related person;

•	whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction;

•	the approximate dollar value of the transaction, particularly as it involves the related person;

•	the related person’s interest in the transaction; and

•	any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person.

Jon R. Moeller, the Company’s CFO, is married to Lisa Sauer, a long-tenured employee of the Company who currently holds the position of Vice President–Product Supply, Home Care. Her total compensation in the last year was approximately $750,000, consisting of salary, bonus, equity grants, and retirement benefits. Her compensation is consistent with the Company’s overall compensation principles based on her years of experience, performance, and position within the Company. Prior to Mr. Moeller becoming CFO, the Audit Committee approved the continued employment of Ms. Sauer with the Company under the Company’s Related Person Transaction Policy, concluding that her continued employment was not inconsistent with the best interests of the Company as a whole.

Deborah P. Majoras, the Company’s Chief Legal Officer and Secretary, is married to John M. Majoras, one of over 800 partners in the law firm of Jones Day. The Company has hired Jones Day, in the ordinary course of business, to perform legal services. The Company’s relationship with Jones Day dates back more than 25 years and significantly precedes Ms. Majoras joining the Company as Vice President and General Counsel in 2008 from the Federal Trade Commission, where she served as Chairman. Mr. Majoras does not receive any direct compensation from the fees paid to Jones Day by the Company, his ownership in the Jones Day law firm is significantly less than 1%, and the fees paid by the Company to Jones Day in the last fiscal year were significantly less than 1% of their annual revenues. Mr. Majoras did not personally render any legal services to the Company, nor supervise any attorney in rendering legal services to the Company during the previous fiscal year. Under the Company’s Related Person Transaction Policy, the Audit Committee reviewed and approved the continued use of Jones Day as a provider of legal services to the Company, but required Mr. McDonald, the Company’s CEO, to approve any recommendations by Ms. Majoras to hire Jones Day for a specific legal matter. In doing so, the Committee concluded that the Majorases did not have a direct or indirect material interest in the Company’s hiring of Jones Day and that the relationship is not inconsistent with the best interests of the Company as a whole.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board or any particular Director, including the Presiding Director, or with any executive officer of the Company, may do so by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o Secretary

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Secretary’s office, which logs the material for tracking purposes. The Board has asked the Secretary’s office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board, which should be submitted to:

Chair of the Governance & Public Responsibility Committee

The Procter & Gamble Company

c/o Secretary

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Board’s Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2012, no such engagement existed (and none currently exists), and no funds were paid to outside parties in connection with the identification of nominees. All nominees for election as Directors who currently serve on the Board are known to the Committee and were recommended by the Committee to the Board as Director nominees.

Pursuant to the Company’s Code of Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders is required to give written notice to the Secretary of the Company of his or her intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the one-year anniversary of the 2012 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2013 annual meeting must provide such notice no earlier than February 11, 2013, and no later than May 22, 2013.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the Governance & Public Responsibility Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

Availability of Corporate Governance Documents

In addition to their availability on the Company’s website at www.pg.com, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy and Financial Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Company Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Director Compensation

The objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the size-adjusted median of the Peer Group. Directors can elect to receive any part of their fees or retainer (other than the grant of RSUs) as cash, retirement restricted stock or unrestricted stock. The Company did not grant any stock options to Directors in FY 2011-12. Effective October 11, 2011, non-employee members of the Board received the following compensation:

•

a grant of RSUs following election to the Board at the Company’s October 11, 2011 annual meeting of shareholders, with a grant date fair value of $160,000. These units will be forfeitable if the Director resigns during the year, will not deliver in shares until at least one year after the Director leaves the Board, and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders;

•	an annual retainer fee of $110,000 paid in quarterly increments; and

•

an additional annual retainer paid to the Presiding Director and Chair of each committee as follows: Presiding Director and Chairs of the Audit and C&LD Committees—$20,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees—$15,000.

At their June 12, 2012 meeting, the Board of Directors, upon the recommendation of the C&LD, agreed to maintain the same overall compensation package for Directors, with the exception of approving slight increases in the annual retainers paid to the Presiding Director and Chair of the Audit Committee, to $30,000 and $25,000, respectively. These changes were made to better align these fees with the size-adjusted median of the Peer Group, and will be effective with the October 9, 2012 meeting.

Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual cash retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2011-12. Directors who are employees of the Company receive no compensation for their services as Directors.

Director Compensation Table

	Fees
Name	Annual Retainer[1] ($)	Committee Chair and Presiding Director Fees ($)	Total Fees Earned or Paid in Cash ($)		Stock Awards[2] ($)	All Other Com- pensation[3] ($)	Total ($)
Angela F. Braly	107,500	0	107,500	[4]	160,000	0	267,500
Kenneth I. Chenault	107,500	0	107,500		160,000	0	267,500
Scott D. Cook	107,500	15,000	122,500	[5]	160,000	0	282,500
Susan Desmond-Hellmann	107,500	0	107,500		160,000	0	267,500
W. James McNerney, Jr.	107,500	40,000	147,500	[6]	160,000	0	307,500
Johnathan A. Rodgers	107,500	0	107,500	[7]	160,000	0	267,500
Margaret C. Whitman	107,500	0	107,500		160,000	0	267,500
Mary Agnes Wilderotter	107,500	0	107,500		160,000	0	267,500
Patricia A. Woertz	107,500	20,000	127,500		160,000	0	287,500
Ernesto Zedillo	107,500	15,000	122,500		160,000	0	282,500

[1]

The annual retainer was increased from $100,000 to $110,000 effective October 11, 2011. This amount is paid in quarterly increments. Directors were paid $25,000 for the July-September 2011 quarter and $27,500 for the remaining three quarters of the fiscal year.

[2]

Annually, upon election at the Company’s annual meeting of shareholders, each Director is awarded a grant of restricted stock units (RSUs) with a grant date fair value of $160,000. As of the end of FY 2011-12:

a.	Ms. Braly has 9,469 unvested stock awards outstanding.
b.	Mr. Chenault has 14,273 unvested stock awards outstanding.
c.	Mr. Cook has 29,175 unvested stock awards outstanding and 10,674 option awards outstanding.
d.	Dr. Desmond-Hellmann has 2,541 unvested stock awards outstanding.
e.	Mr. McNerney has 25,617 unvested stock awards outstanding.
f.	Mr. Rodgers has 32,980 unvested stock awards outstanding and 6,644 option awards outstanding.
g.	Ms. Whitman has 2,541 unvested stock awards outstanding.
h.	Mrs. Wilderotter has 7,650 unvested stock awards outstanding.
i.	Ms. Woertz has 9,843 unvested stock awards outstanding.
j.	Dr. Zedillo has 25,528 unvested stock awards outstanding and 6,644 option awards outstanding.

Unvested stock awards include RSUs that have not delivered in shares and restricted stock for which the restrictions have not lapsed. RSUs earn dividend equivalents which are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. These RSUs have the same vesting restrictions as the underlying RSUs and are ultimately deliverable in shares. Restricted stock earns cash dividends that are paid quarterly with the option of reinvesting in Company stock.

[3]

For one of the Board meetings during FY 2011-12, each Director was encouraged to bring a guest. For this meeting, the Company incurred cost associated with providing a minor commemorative item of de minimis value. For all Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs. Directors and their guests are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director and $300,000 for a guest). The incremental cost to the Company for this benefit is $1,982. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets and made one payment during FY 2011-12. This program was discontinued for any new Director effective July 1, 2003. In FY 2011-12, the Company made a $500 donation on behalf of each Director to the Children’s Safe Drinking Water Program or to a different charity of their choice. Similar to the Charitable Awards Program described above, these donations were funded from general corporate assets, and the Directors derive no financial benefit from these donations because the charitable deductions accrue solely to the Company. As an employee Director, Robert A. McDonald did not receive a retainer, fees, or a stock award. Mr. McDonald attended Board meetings and activities as described above, and, in conjunction with those meetings, received the minor commemorative item.

[4]	Ms. Braly took her fees for FY 2011-12 in retirement restricted stock, which had a grant date fair value of $102,660.
[5]	Mr. Cook took his fees for FY 2011-12 in retirement restricted stock which had a grant date fair value of $117,568.
[6]	Mr. McNerney took his fees for FY 2011-12 in unrestricted stock, which had a grant date fair value of $147,674.
[7]

Mr. Rodgers took his fees for the first half of FY 2011-12 in cash. During the second half of FY 2011-12, he took half of his fees in cash and the remainder in retirement restricted stock which had a grant date fair value of $27,591.

Report of the Compensation & Leadership Development Committee

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

W. James McNerney, Jr. (Chair)

Kenneth I. Chenault

Scott D. Cook

Margaret C. Whitman

Mary Agnes Wilderotter

Compensation Discussion and Analysis

Executive Summary

Company Results

Our results, in aggregate, have driven a below target payout in our FY 2011-12 short-term incentive program. While FY 2010-11 results were used to set FY 2011-12 long-term incentive compensation opportunities for our executives, including the Named Executive Officers’ (“NEO”) compensation components described on pages 35-38, our long-term incentive programs are currently tracking, in aggregate, to less than 50% of target, further reflecting the connection of pay to performance.

	FY 2010-11 Actual	FY 2011-12 Targets	FY 2011-12 Actual
Core EPS[1]	7%	5% to 10%	-1%
Organic sales growth[2]	4%	3% to 6%	3%
Adjusted free cash flow productivity[3]	84%	90%	90%

[1]

Core EPS measures the Company’s diluted net earnings per share from continuing operations excluding certain items that are not judged to be part of the Company’s sustainable results or trends. This exclusion includes impairment charges for goodwill and indefinite-lived intangible assets in 2012, incremental restructuring charges due to increased focus on productivity and cost savings in 2012, charges in 2011 and 2012 related to the European legal matters, and a significant settlement from U.S. tax litigation related to the valuation of technology donations in 2011. FY 2010-11 data has been revised to reflect the sale of the Snacks business.

[2]	Organic Sales growth measures sales growth excluding the impacts of acquisitions, divestitures, and foreign exchange from year-over-year comparisons.
[3]	Adjusted free cash flow productivity is defined as the ratio of operating cash flow less capital spending to net earnings adjusted for the impact of major divestitures.

In FY 2011-12, adjusted free cash flow productivity was at target, and organic sales growth was at the low end of our target range. Core EPS was well below target primarily due to the following factors. First, commodity costs were up $1.8 billion for the second consecutive year. Second, foreign exchange reduced Core EPS by 4% versus our going-in plan.

Finally, our growth in developed markets was lower than planned. We increased prices to recover higher commodity costs. Market share softened in certain country category combinations where competition did not raise prices to the same extent as us. And, developed market growth slowed. These impacts were only partially offset by double-digit growth in developing markets where we increased market share.

Looking forward, we expect continued headwinds from foreign exchange and slow developed market growth. We expect market shares to improve as we address pricing issues in developed markets, deliver high single to low double-digit growth in developing markets, and execute innovation and marketing programs globally with excellence. In February 2012, we announced a $10 billion cost savings program. Over time, these savings will help us offset macro-economic challenges, continue to invest in top-line growth, and restore earnings growth.1

[1]

The foregoing statements may be considered “forward-looking statements” within the meaning of the Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties which may cause actual results to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2012. We undertake no obligation to update or publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Our Compensation Philosophy

Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent basis. To accomplish this goal, we design executive compensation programs that emphasize pay for performance, support our business strategies, and discourage our executives from taking excessive risks. We ensure that target compensation opportunities for our executives are competitive with the target opportunities for comparable positions in our Peer Group (as defined below). This is crucial for retention of our talented employees who are committed to the Company’s long-term success and to spending their careers with the Company. The majority of our executives’ actual compensation is tied to the performance of the Company through short-term and long-term incentives. We use a combination of annual and three-year goals to ensure a strong connection between Company performance and actual compensation realized.

Furthermore, we align the interests of executives and shareholders by tying a significant portion of executive compensation to the value of our Company’s stock. Employee stock ownership has been a cornerstone of our compensation and retirement programs since William Cooper Procter established the Company’s employee stock ownership plan in 1887. We reinforce employee stock ownership with our executives through share ownership requirements and share retention requirements from stock option exercises. These requirements, when combined with the significant percentage of executive compensation paid in Company equity, ensure that executives focus on building long-term shareholder value and benefit from this value along with our shareholders.

Our Compensation Programs

Our executive compensation program consists of four key components: salary, Short-Term Achievement Reward (“STAR”) and two long-term incentive equity programs—the Performance Stock Program (“PSP”) and the Key Manager Stock Grant. These four components constitute approximately 94% of each NEO total compensation. The remaining 6% consists of retirement and other benefits.

We design our programs so that NEO compensation varies by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). We believe that such variation is necessary to: (1) strike the appropriate balance between short and long-term business goals; (2) encourage the right behaviors and discourage excessive risk-taking; and (3) align the interests of the Company’s executives with our shareholders. While salary is the only key component of pay that is considered fixed, salary progression over time is based on individual performance. The values of the remaining components vary based on the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. This mix of components is designed to incent both individual accountability and teamwork to build long-term shareholder value. The charts below show the average mix of the key components of NEO compensation by type, length, and form.

Consistent with our design principles, actual compensation earned under each of our performance-based programs varies based on results. A 100% payout occurs when all goals are achieved. Payouts below 100% occur when goals are not achieved and payouts above 100% are possible when goals are exceeded. For example, from 2007-2011, the average STAR payout for NEOs ranged from a low of 89% versus target to a high of 143%. During this same period, the Company’s three-year long-term incentive program payout ranged from a low of 42% of target to a high of 120%. These payouts were based on the results delivered versus defined performance targets, highlighting the clear link between pay and performance that underlies our compensation programs.

FY 2011-12 NEOs

The Company’s NEOs for FY 2011-12 are: Robert A. McDonald, Chairman of the Board, President and Chief Executive Officer; Jon R. Moeller, Chief Financial Officer; Werner Geissler, Vice Chairman—Global Operations; E. Dimitri Panayotopoulos, Vice Chairman—Global Business Units; and Filippo Passerini, Group President—Global Business Services and Chief Information Officer.

Throughout this Compensation Discussion and Analysis and the compensation tables that follow, we refer to the title of each NEO in effect on the last day of the fiscal year, June 30, 2012.

CEO Compensation

Mr. McDonald’s compensation is determined by the C&LD Committee with assistance from the C&LD Committee’s independent compensation consultant, Frederic W. Cook & Co. The C&LD Committee reviews survey and peer market data on chief executive officer compensation along with all elements of Mr. McDonald’s total compensation, including salary, STAR, Key Manager Stock Grant, PSP awards, any special equity award, and unrealized gains from stock options, restricted stock and RSUs, and the cost to the Company of all retirement programs, benefits, and executive benefits. Company results, as well as Mr. McDonald’s personal contributions and leadership, are also considered when making compensation decisions.

The C&LD Committee’s decisions on Mr. McDonald’s FY 2011-12 compensation primarily considered the Company results as described above. In addition, the C&LD Committee also considered Mr. McDonald’s contributions to other important Company priorities such as sustainability, diversity, innovation, and the development of leadership needed for the long-term success of the Company. Under Mr. McDonald’s leadership, the Company continued to have strong performance in these areas as evidenced by many external recognitions including Fortune’s “Global Most Admired Companies,” Bloomberg Business Week/Hay Group’s “Twenty Best Companies for Leadership,” Global 100 Most Sustainable Corporations in the World, National Association of Female Executives’ “Top 50 Company for Executive Women,” and Diversity Inc’s “Top 50 Companies for Diversity.”

The C&LD Committee modestly increased Mr. McDonald’s target compensation opportunity for FY 2011-12 to maintain his compensation at the size-adjusted median of the compensation opportunity for chief executive officers in our Peer Group and considering results achieved from July 2010 through June 2011. Of course, his actual compensation varies above or below this target opportunity based on actual performance, with 89% of Mr. McDonald’s key compensation components tied to Company performance. Specifically, 42% is based on results versus the three-year quantitative performance goals in the PSP, 30% is linked to longer term stock performance through the Key Manager Stock Grant, and 17% is based on FY 2011-12 results through STAR. In addition to a significant portion of his total compensation being performance-based, Mr. McDonald holds 13 times his salary in Company stock, RSUs, and granted performance stock units (PSUs), significantly exceeding the Board-approved stock ownership requirements, and illustrating his personal investment in building long-term shareholder value.

FY 2011-12 Highlights

•	Salary. Mr. McDonald’s salary of $1,600,000 was unchanged from the previous year.

•

STAR Annual Bonus Program. The CEO STAR Target for FY 2011-12 increased from 175% to 190% of salary to align total annual cash opportunity and mix of pay for performance with other chief executive officers in the Peer Group. The FY 2011-12 STAR award payout as a percentage of STAR target was 80% for Mr. McDonald resulting in a STAR award of $2,432,000. This actual STAR payout was lower than last year despite the increase in STAR Target, further highlighting the link between CEO pay and Company results.

•

Long-Term Incentive Programs. The C&LD Committee allocated about half of Mr. McDonald’s long-term incentive opportunity to PSP, and the remainder was awarded in stock options under the Key Manager Stock Grant. These long-term incentives were set to maintain Mr. McDonald’s compensation opportunity at the size adjusted median of other chief executive officers in the Peer Group. While the grant date fair value of these awards was $10,565,424, the actual payouts will vary. The PSP payout will occur in August 2014 based on the achievement of performance goals described on page 37 and the actual payout of the Key Manager Stock Grant depends on the Company’s future stock price.

Other Key Program Features

•	Engagement of Independent Adviser. Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

•	Avoidance of Poor Pay Practices. Our compensation programs are consistent with best practices and sound corporate governance principles. We do not:

▪	Execute employment agreements with executives containing special severance payments such as golden parachutes;

▪	Utilize severance programs that are specific to executive officers;

▪	Gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits;

▪	Provide excessive perquisites for executives (less than 2% of NEO compensation for FY 2011-12);

▪	Provide special executive retirement programs;

▪	Re-price or backdate stock options; or

▪	Grant time-based equity awards that vest immediately solely on account of a change-in-control (requires a qualifying termination following a change-in-control).

•	Mitigation of Excessive Risk-Taking. We design our compensation programs to discourage excessive risk-taking by executive officers. These design features include the following:

▪	Clawback policy permits the C&LD Committee to recoup certain compensation payments in the event of a significant restatement of financial results for any reason;

▪	Clawback provision in our stock plan to allow recovery of proceeds from stock transactions if a participant violates certain plan provisions;

▪	Share ownership and share retention requirement;

▪	Multiple performance metrics under STAR and PSP to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company;

▪	Appropriate balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results; and

▪	Prohibition on engaging in the following transactions that include shares of Common Stock: pledging, collars, short sales, hedging investments, and other derivative transactions.

2011 Say-on-Pay Advisory Vote Outcome

In October 2011, shareholders approved the Company’s Say-on-Pay proposal with 97.5% of votes cast in favor of the compensation paid to the NEOs. The Company considers this vote a positive endorsement of its executive compensation practices and decisions. The shareholders’ overwhelming support of the Company’s executive compensation program is one factor that contributed to the C&LD Committee’s decision not to make significant changes to the Company’s current executive compensation programs, principles, and policies. The C&LD Committee will continue to consider results from the annual shareholder advisory votes, including the next vote on October 9, 2012, when reviewing executive compensation programs, principles, and policies.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent long-term basis. As such, we encourage shareholders to support the Company’s advisory Say-on-Pay resolution which can be found on pages 66-67 of this proxy statement.

Our Compensation Philosophy

What are the Company’s overall compensation principles?

The C&LD Committee designs and oversees the Company’s compensation policies and approves compensation for all principal officers, including the NEOs. The C&LD Committee has established the following principles for compensating all employees:

•	Pay for performance. We pay more when goals are exceeded and less when goals are not met.

•	Pay competitively. We set target compensation opportunity to be competitive with other multinational corporations of similar size, value, and complexity.

•

Support the business strategies. We align compensation programs with business strategies focused on long-term growth and creating value for shareholders. These programs provide an incentive for executives to meet and exceed Company goals.

These principles encourage the right behaviors, enable us to deliver strong shareholder value over time, and ensure the development and retention of talented employees who are committed to the Company’s long-term success.

What are the Company’s executive compensation objectives?

•

To drive superior business results and financial performance by providing incentives to executives to achieve or exceed Company, business unit (“Business Unit”) and individual goals, while discouraging excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others.

•	To instill a focus on long-term success by holding executives accountable for long-term measures of success designed to provide superior returns for shareholders over time.

•	To create ownership alignment with shareholders by including Company stock as a cornerstone of our executive pay programs.

•	To strengthen retention by paying competitively and rewarding talented executives who meet or exceed goals.

How is competitiveness established for executive compensation?

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at 25 companies considered to be our peers, based on criteria described below (“Peer Group”). The C&LD Committee sets targets for each element of compensation based on the same elements of compensation paid to those holding similar jobs at companies in our Peer Group, focusing on positions with similar management and revenue responsibility. The C&LD Committee uses a regression analysis to adjust for the differences in revenue size within the Peer Group. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue and market capitalization compared to our Peer Group.

The Peer Group is objectively determined and consists of companies that generally meet the following criteria:

•	Revenue comparable to the Company ($81 billion in FY 2010-11) and/or market capitalization comparable to the Company (approximately $174 billion as of April 30, 2012);

▪	Peer Group revenues range from $17 billion to $445 billion with a median of $69 billion; and

▪	Peer Group market capitalization ranges from $29 billion to $406 billion with a median of $91 billion.

•	Compete with the Company in the marketplace for business and investment capital;

•	Compete with the Company for executive talent; and

•

Have generally similar pay models. We do not compare with financial services, insurance or gas and electric utility companies where the mix of pay elements or program structure is materially different.

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the Peer Group. Changes to the Peer Group are carefully considered and made infrequently to assure continuity from year to year. This year, 96% of the Peer Group remained the same. Ford Motor Company was added in place of Altria Group to improve the comparability of revenue and market capitalization of the Peer Group. The Peer Group currently consists of the following companies:

3M AT&T Boeing Chevron Coca-Cola	Colgate-Palmolive ConocoPhillips Du Pont Exxon Mobil Ford Motor Co.	General Electric Hewlett-Packard Home Depot IBM Johnson & Johnson	Kimberly-Clark Kraft Foods Lockheed Martin Merck PepsiCo	Pfizer Target United Technologies Verizon Communications Wal-Mart Stores

While the target total compensation for our NEOs is set based on the size-adjusted median target total compensation within our Peer Group, actual compensation varies depending on experience in role and total Company, Business Unit and individual performance. This may result in substantial differences among the NEOs’ pay. Consistent with our principles to pay for performance and pay competitively, the C&LD Committee does not set specific guidelines for the ratio of any one position’s pay to another.

Our Compensation Programs

What are the elements of the Company’s executive compensation programs?

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and STAR. We collect and analyze data from the Peer Group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. For each position, we set a target amount for both salary and STAR (“STAR Target”), where the STAR Target is an amount payable as a percentage of annual salary if all goals are met. The sum of the salary range midpoint and STAR Target for each position is generally set at the target median annual cash compensation opportunity of similar positions within our Peer Group, adjusted for size using a regression analysis of Peer Group revenues.

Salary

Salary provides a competitive fixed rate of pay, recognizing different levels of responsibility within the Company. Salaries are the basis for the STAR performance-based incentive program, as well as the basis for retirement programs, executive group life insurance, and certain benefits available to all employees. For FY 2011-12, Mr. McDonald’s salary remained unchanged at $1,600,000, which was in-line with chief executive officers in the Peer Group. Mr. Moeller’s salary was increased from $750,000 to $825,000 on July 1, 2011 to more closely align his salary with chief financial officers in the Peer Group. On July 1, 2011, Messrs. Geissler’s and Panayotopoulos’ salaries each increased $100,000 to $1,045,000 and $1,085,000, respectively. These increases recognize their expanded roles with the reduction in the number of Vice Chairmen from four to two and represent a shift in the operating model where the Vice Chairmen are increasingly responsible for total Company performance. Mr. Passerini’s salary increased from $750,000 to

$800,000 on September 1, 2011 in recognition of his strong contributions and results within Global Business Services, making his FY 2011-12 total salary $791,667.

STAR Annual Bonus

The STAR program provides an incentive for approximately 14,000 senior managers to meet or exceed annual performance and business goals. The program primarily focuses on the achievement of Business Unit results, but includes a component that measures the performance of the Company as a whole. STAR awards are generally paid in cash, but executives can elect to receive their awards in RSUs, stock options, or deferred compensation.

STAR awards are based on three factors: (1) STAR Target, (2) Business Unit performance, and (3) total Company performance. STAR awards are calculated using the following formula:

STAR Target ($)	X	Business Unit Performance Factor (%)	X	Total Company Performance Factor (%)	=	STAR Award ($)

The basis for each element of STAR is:

•

STAR Target. The C&LD Committee sets STAR Targets, expressed as a percentage of salary for NEOs, based on the target annual bonus opportunities for similar positions in our Peer Group after taking into account the total annual cash compensation for those positions. Based solely on that analysis, the C&LD Committee made each of the following decisions. Effective with FY 2011-12, the CEO’s STAR Target increased from 175% to 190% of salary to maintain total targeted annual cash compensation opportunity and mix of pay for performance in-line with other chief executive officers in the Peer Group. The CFO’s STAR Target remained at 105% and the STAR Target for the Vice Chairmen remained at 115%. Mr. Passerini’s STAR target was increased from 75% to 90% to align total targeted annual cash compensation and mix of pay for performance with comparable roles in the Peer Group.

•

Business Unit Performance Factor. The Business Unit Performance Factor for each Business Unit is derived from a retrospective assessment of the qualitative and quantitative performance of the Business Unit against certain performance targets. Business Units include global product categories (“GBUs”), regional market development organizations (“MDOs”), global business services (“GBS”), and corporate functions. The targets for each Business Unit vary based on each business’ role in the Company’s portfolio, reflecting a variety of factors such as the different industries in which the Company’s businesses compete and their growth potential.

The C&LD Committee carefully considers the metrics used to measure performance to minimize the risk of too much focus on one result to the detriment of building long-term shareholder value. Each Business Unit’s performance against these targets is discussed and evaluated by the CEO, the CFO, and the Global Human Resources Officer. Based on their review, they provide a recommendation for each Business Unit Performance Factor to the C&LD Committee for review and approval. None of these officers participates in the determination or recommendation for the Business Unit Performance Factor used for their own STAR award. Each Business Unit Performance Factor is established after considering:

▪

Quantitative measurements of top-line growth in volume, sales and market share, and bottom-line measures of profit, operating cash flow, and operating total shareholder return (a cash flow return on investment model that measures sales growth, earnings growth, and cash flow to determine the rate of return that a business earns); and

▪

Qualitative measures that are retrospective assessments of performance relative to competitors, coordination and collaboration with other Business Units, the quality of business strategy and business model, the strength of the innovation program and the portfolio and other considerations such as adherence to ethical standards and response to the external economic environment and unpredictable events such as natural disasters.

The Business Unit Performance Factor for each Business Unit can range from 53% to 167% (with a target level of 100%). The Business Unit Performance Factor has a wide range and the greatest potential impact on the amount of each STAR award.

Mr. McDonald will make a recommendation for STAR awards to the C&LD Committee on the Business Unit Performance Factors for Messrs. Geissler and Panayotopoulos. The basis for the Business Unit Performance Factor for Mr. Geissler is the weighted average of all the MDOs and the Product Supply Corporate Function. The basis for the Business Unit Performance Factor for Mr. Panayotopoulos is the weighted average of all the GBUs. Mr. McDonald will also consider the average of all of the Company’s Business Unit Performance Factors when making his recommendation. There are no separate performance goals for Messrs. Geissler and Panayotopoulos for purposes of STAR Annual Bonus recommendation to the C&LD Committee.

Mr. Passerini will receive the GBS Business Unit Performance Factor based on GBS performance in areas of cost savings, user satisfaction with service delivery, key service enhancements, and strength of internal controls.

The CEO also provides the C&LD Committee with a recommendation to assist with its evaluation and determination of Mr. Moeller’s STAR award. The C&LD Committee then separately determines the STAR awards for Messrs. McDonald and Moeller. Although Messrs. McDonald and Moeller do not receive a Business Unit Performance Factor, the C&LD Committee considers the Business Unit Performance Factors for all Business Units when determining Mr. McDonald’s award and considers the Finance and Accounting Business Unit Performance factor when determining Mr. Moeller’s award.

•

Total Company Performance Factor. This factor is determined by evaluating Company performance on two measures against targets predetermined by the C&LD Committee: (1) organic sales growth and (2) Core EPS growth. The C&LD Committee selected metrics that, in combination, encourage a balanced focus on both top-line and bottom-line results.

Organic sales growth: The C&LD Committee includes organic sales growth in the Total Company Performance Factor because it drives total shareholder return, is a tangible measure for which managers take ownership, and is directly linked to the performance of each business. For FY 2011-12, the organic sales growth target was 4.5%.

Core EPS growth: This measure assures continued Company alignment with shareholder interests. The target for Core EPS growth for FY 2011-12 was 8%.

The Total Company Performance Factor is determined by a matrix that includes a series of growth rates for organic sales growth ranging from <3% to >6% along a horizontal axis and a series of growth rates for Core EPS ranging from <5.1% to >11.1% along a vertical axis. The matrix provides for a Total Company Performance Factor of 100% when both results are at the target performance level. If both results are at or below the minimum performance level, the Total Company Performance Factor is 80%. If both results are at or above the maximum performance level, the Total Company Performance Factor is 130%. For results that fall between the minimum and maximum performance levels, the matrix assigns a Total Company Performance Factor between 80%-130%. The Total Company Performance Factor varies with each particular combination of results achieved for these measures within the ranges set forth in the matrix.

While the formula described on page 32 is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

FY 2011-12 STAR Annual Bonus

For FY 2011-12, there were 31 Business Unit Performance Factors that ranged between 55% and 165% of Target for a weighted average Business Unit Performance Factor of 96%.

The Total Company Performance Factor was computed using organic sales growth within range but below target at 3.3%, and Core EPS well below target at -1%. These two results produced a FY 2011-12 Total Company Performance Factor of 83%, below target and near the bottom of the potential range of 80% to 130% reflecting the below target results.

Based on the STAR formula described on page 32, the average FY 2011-12 STAR award was 80% based on the average of each Business Unit Performance Factor multiplied by the Total Company Performance Factor.

The C&LD Committee reviewed the recommendations provided for the Business Unit Performance Factors and total STAR awards and, after considering the performance of the total Company and each Business Unit, approved the STAR award for each of these NEOs.

The following chart shows the factors used to calculate the STAR awards for each NEO and the final C&LD approved STAR:

NEO	Business Unit Performance Factor	Total Company Performance Factor	STAR Award as % of Target	STAR Target ($)	STAR Award ($)
Robert A. McDonald	Committee Decision Based on Performance[1]		80%	3,040,000	2,432,000
Jon R. Moeller	Committee Decision Based on Performance[2]		88%	866,250	762,127
Werner Geissler	97%	83%	81%	1,201,750	967,529
E. Dimitri Panayotopoulos	93%	83%	77%	1,247,750	963,138
Filippo Passerini	115%	83%	95%	720,000	687,240

[1]	The Committee considers the overall Company average STAR award when determining Mr. McDonald’s award.
[2]	The Committee considers the Finance & Accounting STAR award when determining Mr. Moeller’s award.

Because they evaluate and recommend Business Unit Performance Factors for the other NEOs, the STAR awards for Messrs. McDonald and Moeller are determined separately and directly by the C&LD Committee. The CEO provides the C&LD Committee with a recommendation to assist with its evaluation and determination of Mr. Moeller’s STAR award.

The C&LD Committee determined a STAR award of $2,432,000 for Mr. McDonald, which was equal to 80% of his STAR Target and in-line with the Company’s average STAR award as a percent of target. The C&LD Committee determined that an award in-line with the Company average was appropriate.

The C&LD Committee, with input from Mr. McDonald determined that Mr. Moeller’s award be in the amount of $762,127 which was equal to 88% of his STAR Target. This award is the combination of the Finance & Accounting Business Unit Performance Factor and the Total Company Performance Factor. The Finance & Accounting Factor of 106% reflects Mr. McDonald’s assessment of the function’s performance throughout the fiscal year in areas such as strategy development, capital structure management, and internal controls. The C&LD Committee concluded that basing 100% of Mr. Moeller’s Business Unit Performance Factor on the performance of the Finance & Accounting Function was appropriate given his role as CFO.

The STAR awards submitted to the C&LD Committee for Messrs. Geissler, Panayotopoulos and Passerini were calculated using the formula described on page 32 of this proxy statement. For Mr. Geissler, the calculated Business Unit Performance Factor was 97%, reflecting the weighted average of all the MDOs and the Product Supply Corporate Function, the organizations for which he has direct responsibility. For Mr. Panayotopoulos, the Business Unit Performance Factor was 93%, reflecting the weighted average of the GBUs, the organizations for which he has direct responsibility. Mr. McDonald also considered the weighted average of all the Company’s Business Unit Performance Factors when recommending the Business Unit Performance Factors for Messrs. Geissler and Panayotopoulos but recommended no further adjustments.

For Mr. Passerini, the Business Unit Performance Factor of 115% reflects slightly above target results for GBS. The organization delivered significant incremental cost savings versus the going-in business plan, improved service levels, and user satisfaction.

Summary of Total Annual Cash Compensation

The total annual cash compensation for each of our NEOs for FY 2011-12 is the sum of each officer’s salary and STAR award and reflects the scope and complexity of the business he leads. Mr. McDonald’s total annual cash compensation was $4,032,000, which was below the median of actual annual cash compensation of chief executive officers in the Peer Group. The table below summarizes the total annual cash compensation of each NEO:

NEO	Salary ($)	STAR Award ($)	Total Annual Cash Compensation ($)
Robert A. McDonald	1,600,000	2,432,000	4,032,000
Jon R. Moeller	825,000	762,127	1,587,127
Werner Geissler	1,045,000	967,529	2,012,529
E. Dimitri Panayotopoulos	1,085,000	963,138	2,048,138
Filippo Passerini	791,667	687,240	1,478,907

Long-Term Incentive Programs

Long-term incentive compensation comprises the majority of total compensation for senior executives and is paid through two programs—the PSP and the Key Manager Stock Grant. The C&LD Committee uses competitive market data to set a total long-term compensation target consistent with the median total long-term compensation of comparable positions in the Peer Group regressed for revenue size. It then sets a PSP award equal to approximately one-half of each total long-term incentive target to ensure focus on the three-year quantitative performance goals utilized by the PSP. The remainder of the long-term incentive target is the basis for the Key Manager Stock Grant that may be adjusted for individual performance as appropriate. The C&LD Committee then approves the final PSP and Key Manager Stock Grants to be awarded to each NEO. The grant date fair value of the awards is computed based on financial factors as of the grant date. The ultimate value of these long-term incentive awards depends upon Company performance and stock price.

Performance Stock Program

The PSP focuses executives on the long-term goals most critical to the overall success of the Company. The value of PSP compensation is based on Company performance against three-year performance goals (“Performance Goals”) in categories (“Performance Categories”) focused on building shareholder value. The four Performance Categories include: organic sales growth, before tax operating profit growth, Core EPS growth, and free cash flow productivity. The C&LD Committee sets the Performance Goals for each three-year period that begins on July 1 and ends on June 30 three years later (the “Performance Period”). In the first year of each Performance Period, the C&LD Committee grants Performance Stock Units (“PSUs”) to participants (“Initial PSU Grant”).

The C&LD Committee uses a sliding scale to measure results in each Performance Category to establish a performance factor (each, individually, a “Performance Factor” together, in the aggregate, “Performance Factors”). These Performance Factors range from a minimum of 0% to a maximum of 200%, with a target of 100% for each Performance Category. This results in a participant having the ability to earn a maximum number of shares of Common Stock equal to two times the Initial PSU Grant (if all four goals are achieved at the maximum level) or a minimum of zero depending on the Company performance versus the Performance Goals. Performance Factors for Company results falling between the minimum, target, and maximum levels are determined via linear interpolation. Using the sliding scale to reward performance versus the Performance Goals, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to ensure a final payment under the program. This aligns the interests of the NEOs with shareholders by encouraging participants to focus on the long-term performance of the Company over a multi-year period. At the end of each Performance Period, the C&LD Committee determines the Performance Factor for each Performance Category based on the Company’s results versus the Performance Goals. The average of the four Performance Factors is multiplied by the Initial PSU Grant to determine the vested PSUs. The formula is as follows:

Average of: Sales Performance Factor, Profit Performance Factor, EPS Performance Factor, and Cash Flow Performance Factor	X	Initial PSU Grant	=	Vested PSUs

The vested PSUs are then converted into Common Stock and delivered to the applicable participant following the end of the Performance Period. Participants may elect to defer receipt of Common Stock by choosing to receive RSUs instead of Common Stock.

For the Performance Period July 1, 2011 through June 30, 2014, the C&LD Committee granted the following: Mr. McDonald, 98,737 PSUs with a grant date fair value of $6,160,718; Mr. Moeller, 33,324 PSUs with a grant date fair value of $2,079,259; Messrs. Geissler and Panayotopoulos, each 38,508 PSUs with a grant date fair value of $2,402,716; and Mr. Passerini, 21,328 PSUs with a grant date fair value of $1,330,766. The grant date fair values of these awards assume 100% of goals are achieved and 100% payout. The actual payout will vary depending on whether Performance Goals are achieved by June 30, 2014. The following chart outlines the Performance Goals established for each Performance Category and the minimum, target, and maximum levels for each Performance Factor.

PSP Goals for the Performance Period July 1, 2011 through June 30, 2014

Performance Category	Description	Performance Factor Goal Target (100%)	Performance Factor Min (0%)	Performance Factor Max (200%)
Organic Sales Growth	Sales growth that excludes the impact of acquisitions, divestitures and foreign exchange	60th percentile rank in the competitive peer group	≤ 30th percentile	≥ 90th percentile
Before Tax Operating Profit Growth	Net sales, less the cost of product sold and less selling, general and administrative expense, after adjustments	7% compound	≤ 4%	≥ 10%
Core EPS Growth	Diluted earnings per share growth, after adjustments	8% compound	≤ 5%	≥ 11%
Adjusted Free Cash Flow Productivity	Operating cash flow, less capital spending, divided by net earnings, after adjustments	90% average	≤ 65%	≥ 115%

The first payout of the three-year Performance Stock Program will occur in August 2013. The grants made in FY 2010-11 and FY 2011-12 are currently projecting to pay out significantly below target due to the results as described in the Executive Summary on page 25. The low payout projection for below target results highlights the connection of pay to performance and reinforces the design of the Performance Stock Program.

Key Manager Stock Grant

The Key Manager Stock Grant is the second component of the Company’s long-term incentive compensation for its senior executives. It is paid in stock options and/or RSUs, focuses senior executives’ attention on the long-term performance of the Company, and directly links executives’ interests to those of shareholders. Stock options are not exercisable (do not vest) until three years from the date of grant and expire ten years from the date of grant. RSUs are delivered in shares five years from the date of grant. In addition to focusing executives on the long-term success of the Company, these restrictions enhance retention because employees who voluntarily resign from the Company during the specified periods forfeit their grants. Key Manager Stock Grants are generally granted in stock options, but executives can elect to receive up to one-half of their grant in RSUs, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee.

Once the Key Manager Stock Grant target is established based on the total long-term incentive target and the determination of the PSP target, the CEO recommends specific grants to the C&LD Committee for each NEO based on: (1) the prior year’s business results attributable to each NEO; (2) summaries of business results for each Business Unit attributable to each NEO for the current fiscal year; and (3) individual contributions to the business by each NEO, including that individual’s leadership skills. These recommendations can be up to 50% above or 50% below target. In exceptional cases, no grant will be awarded. The C&LD Committee retains full authority to accept, modify, or reject these recommendations.

The C&LD Committee awarded Mr. McDonald a Key Manager Stock Grant of 522,721 stock options based on total Company and individual performance as described on page 27 of this proxy statement. While the grant date fair value of this award is $4,404,706, the actual payout of this grant will depend upon the Company’s future stock price.

For FY 2011-12, the C&LD Committee awarded the following Key Manager Stock Grants to each of the NEOs: Mr. Moeller, 122,187 stock options with a grant date fair value of $1,029,608 and 8,146 RSUs with a grant date fair value of $482,201; Messrs. Geissler and Panayotopoulos, 207,346 stock options, each with a grant date fair value of $1,747,200; and Mr. Passerini, 51,837 stock options with a grant date fair value of $436,804 and 10,368 RSUs with a grant date fair value of $613,732. These grants were based on Mr. McDonald’s input using individual performance, and the C&LD Committee approved long-term incentive targets for similar jobs in our Peer Group. As with Mr. McDonald’s grant, the actual payout of these grants will depend upon the Company’s future stock price.

Summary of Total FY 2011-12 Long-Term Incentive Compensation (PSP + Key Manager Stock Grant)

The C&LD Committee sets long-term incentive opportunities for the NEOs using market data, the Company’s prior year results (as shown on page 25), and individual performance. While these long-term incentive opportunities are reported in terms of grant date fair value, actual payouts will vary. The PSP payout will occur in August 2014 based on the achievement of performance goals described on page 37 and the actual payout of the Key Manager Stock Grant depends on the Company’s future stock price.

The C&LD Committee approved total long-term incentives for Mr. McDonald in order to maintain his long-term compensation opportunity at the size-adjusted median of chief executive officers in our Peer Group and to recognize total Company and individual performance as described on pages 27-28 of this proxy statement. The $10,565,424 grant date fair value of Mr. McDonald’s long-term incentive awards is $955,710 lower than the grant date fair value of last year’s awards due to the low risk-free interest rates, low stock volatility, and the Company’s current dividend yield used to determine the stock option grant date fair value. The lower grant date fair value for stock options also impacted each of the other NEOs long-term incentive values.

The C&LD Committee approved an increase in total long-term incentives for Mr. Moeller, which is slightly above the median long-term compensation opportunity of other CFOs in the Peer Group for companies of similar size. This increase reflects Mr. Moeller’s strong performance and increased experience as CFO. The grant date fair value of his long-term incentive awards was $3,591,068.

The C&LD Committee approved increases to the total long-term incentives for Messrs. Geissler and Panayotopoulos to position them in-line with the size-adjusted median long-term compensation opportunity of similar positions at other companies in our Peer Group. The increase recognizes their increased roles in leading the Company with the reduction in Vice Chairmen from four to two. The grant date fair value of Messrs. Geissler’s and Panayotopoulos’ awards was $4,149,916 each. The C&LD Committee approved an increase to Mr. Passerini’s total long-term incentives, which positions him slightly above similar positions at other companies in our Peer Group. This increase recognizes the continued strong results of the Global Business Services organization and his role as Chief Information Officer in addition to Group President–Global Business Services. The grant date fair value of Mr. Passerini’s long-term incentive awards was $2,381,302.

Special Equity Awards

On rare occasions, the C&LD Committee makes special equity grants in the form of restricted stock or RSUs to senior executives to assure retention of the talent necessary to manage the Company successfully or to recognize superior performance. There were no special equity awards granted to NEOs by the Committee during FY 2011-12.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the NEOs. Under the PST, the Company makes an annual contribution of cash which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in PST (including the NEOs) do not receive their full grant due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under PST and what would have otherwise been contributed under PST but for the tax limitations. Participants are vested in their PST accounts after five years, and their PST Restoration RSUs are forfeitable until they become eligible for retirement.

We are proud of the way PST and the PST Restoration Program have created ownership at all levels of our Company. We believe these programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

For non U.S.-based employees, individual country plans provide retirement benefits. In addition, the Company offers the International Retirement Plan (“IRP”) and the Global International Retirement Arrangement (“IRA”) which provides supplemental benefits to employees who work in multiple countries during their careers. Messrs. Geissler, Panayotopoulos, and Passerini participate in these programs.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. Total executive benefits were less than 2% of total compensation for NEOs during FY 2011-12. Benefits such as home security systems, secured workplace parking, and an annual physical health examination are provided to safeguard NEOs. While Company aircraft are generally used for Company business only, for security reasons Mr. McDonald is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, NEOs may travel to outside board meetings on Company aircraft as part of a longer business trip. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, NEOs and their spouse/guests may join flights for personal travel. To the extent any travel on Company aircraft (e.g. personal/spouse/guest travel) results in imputed income to the NEO, the NEO is responsible for paying the taxes on that income and the Company does not provide gross-up payments to cover the NEO’s personal income tax due. We also reimburse NEOs for tax preparation and some financial counseling to minimize distractions, and keep their attention focused on Company business, and to assure accurate personal tax reporting. To remain competitive and retain our top executives, we offer executive group whole life insurance coverage (equal to salary plus STAR Target). Finally, to further increase executive efficiency, we provide limited local transportation within Cincinnati. The C&LD Committee reviews these arrangements regularly to assure they continue to fulfill business needs and remain reasonable versus market practice.

Our Approach to Stock Ownership

For our employees, focus on the long-term success of the Company and creating shareholder value begins at hire and is often built over decades. Because we have a longstanding practice of building our organization from within, most of our employees spend their entire careers with the Company. Whether an employee begins a career with the Company, joins as a result of an acquisition, or is hired from the outside, our compensation programs and our approach towards stock ownership, encourage them to focus on the long-term success of the Company and creating shareholder value. This dynamic creates an inextricable link between the long-term success of the individual and the long-term success of the Company—it is difficult to achieve the former without the latter. We tailor our compensation programs to reinforce this result.

Employee Stock Ownership Aligns the Interests of Executives and Shareholders

Employee stock ownership has long been an important aspect of the Company’s culture of commitment to long-term success. William Cooper Procter established the Company’s employee stock ownership plan in 1887. Today it is the oldest continuous profit sharing plan of its kind in the United States. For more than 120 years, this innovative plan has connected employees to the Company’s long-term success. The Company makes annual contributions of Company stock to the retirement accounts of all U.S.-based employees beginning shortly after they are hired until the end of their careers. By making employees shareholders early in their careers, and increasing their level of ownership over time, we consistently reinforce the importance of long-term success—both for the individual and for the Company.

The Company’s annual grant of stock options and RSUs to the Company’s key managers further reinforces the executives’ focus on the long-term success of the Company and creating shareholder value by further tying their personal success to that of other shareholders. Our key managers hold these stock options for an average of eight years (five years beyond the vesting date) before they exercise. This reflects a culture that is focused on, and confident in, the long-term success of the Company.

The long-term focus that comes with stock ownership is even more pronounced for our senior executives. Most of our NEOs have risen through the Company’s ranks and their personal wealth is often tied to the Company stock and options that they have accumulated over the course of their careers. Our NEOs have an average of 31 years of service at the Company or its subsidiaries, long-term careers during which these individuals, first as employees, then as managers, then as senior executives, build shareholder value and benefit from the value they help to create.

Ownership and Holding Requirements Focus on Long-Term Success

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and Stock Option Exercise Holding Requirement. The Executive Share Ownership Program requires the CEO to own shares of Company stock and/or RSUs (including granted PSUs) valued at a minimum of eight times salary. All other NEOs must own stock and/or RSUs (including granted PSUs) valued at a minimum of four or five times salary, depending on the NEO’s role. The C&LD Committee annually reviews these holdings, and in 2012 each NEO exceeded these requirements.

The Stock Option Exercise Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options. The holding requirement applies when an executive, including a NEO, has not met the ownership requirements of the Executive Share Ownership Program. The holding requirement does not apply to incentive plan awards that executives elect to take as stock options instead of cash or unrestricted stock. Under the holding requirement, the CEO would be required to hold the net shares received from stock option exercises for at least two years. The other NEOs would be required to hold net shares for at least one year.

Other Key Compensation Program Features

This additional information may assist the reader in better understanding the Company’s compensation practices and principles.

Engagement of Independent Adviser

The C&LD Committee has directed Frederic W. Cook & Co., its outside and independent compensation consultant, to advise it on various compensation matters, including Peer Group identification, competitive practices and trends, specific program design, and actions with respect to NEO and principal officer compensation. Under the terms of its agreement with the C&LD Committee, Frederic

W. Cook & Co. is prohibited from doing any other business for the Company or its management, and the C&LD Committee may contact Frederic W. Cook & Co. without any interaction with Company management. This arrangement ensures the independence of the C&LD Committee’s compensation consultant. The C&LD Committee meets with its outside and independent compensation consultant in an Executive Session at every C&LD meeting.

Company management uses a separate compensation consultant, Meridian Compensation Partners, LLC, to provide compensation advice, competitive survey analysis, and other benchmark information related to trends and competitive practices in executive compensation.

Avoidance of Poor Pay Practices

Perquisites

The Company provides limited benefits to NEOs to fulfill particular business purposes, as explained on page 39 of this proxy statement. No changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (2%) of total compensation for the NEOs.

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary, because most executives have spent the majority of their professional careers with the Company and have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special executive severance payments, such as golden parachutes, to its executives. In the event the Company encourages a NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual salary, calculated based on years of service.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non- business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

Governing Plans, Timing, Pricing, and Vesting of Stock-Based Grants

All grants of stock options, PSUs, restricted stock and/or RSUs made after October 13, 2009, are made under The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”). The 2009 Plan was approved by Company shareholders at the October 13, 2009, annual shareholders’ meeting. Previous grants were made under The Procter & Gamble 2001 Stock and Incentive Compensation Plan (as amended) (“2001 Plan”) and The Gillette Company 2004 Long-Term Incentive Plan (“2004 Gillette Plan”). The 2001 Plan was approved by Company shareholders. The 2004 Gillette Plan was approved by Gillette shareholders and adopted by the Company in 2005 as part of our merger with The Gillette Company.

The 2009 Plan contains a vesting provision commonly known as a “second trigger,” which limits accelerated vesting in the event of a change in control. Time-based awards assumed as part of a change in control would only vest for involuntary terminations of employment for reasons other than cause and for terminations of employment for good reason.

With the exception of any special equity awards discussed on page 38 of this proxy statement, the Company grants stock, PSUs, RSUs, and stock options on dates that are consistent from year to year. If the C&LD Committee changes a grant date, it is done in advance and only after careful review and discussion. The Company does not backdate stock options.

The Company has never re-priced stock options and is not permitted to do so without prior shareholder approval. We use the closing price of the Common Stock on the date of grant to determine the grant price for executive compensation awards. However, because the PST uses the value of shares based on the average price of Common Stock for the last five days in June, the grants of RSUs made under the PST Restoration Program and IRP follow this same grant price practice. The pre-established grant dates for the programs are as follows: PST Restoration and IRP, first Thursday in August; STAR, last business day on or before September 15; and PSP and Key Manager Stock Grants, last business day of February (and, if necessary for corrections, on the last business day on or before May 9).

Mitigation of Excessive Risk-Taking

Recoupment & Clawback

The C&LD Committee’s Senior Executive Officer Recoupment Policy permits the C&LD Committee to recoup or “clawback” STAR or long-term incentive program payments made to executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the C&LD Committee’s authority under the 2001 Plan and the 2009 Plan to suspend or terminate any outstanding stock options if the C&LD Committee determines that the participant violated certain plan provisions. Moreover, the 2009 Plan has a clawback provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions.

Balanced Weighting of Performance Metrics in Compensation Programs

The STAR program and PSP use balanced weighting of multiple performance metrics to determine the payout. This discourages excessive risk-taking by removing any incentive to focus on one goal to the detriment of others. STAR and PSP are described on pages 32-35 and pages 36-37 of this proxy statement, respectively.

Prohibition of Use of Company Stock in Derivative Transactions

The Company’s Insider Trading Policy prohibits NEOs from involving Company stock in pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the one-month period following public earnings announcements or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Additional Information

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR award and/or up to 50% of their annual salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash contributions to the EDCP with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the Company deductibility of executive compensation paid to certain NEOs to $1,000,000 per year, but contains an exception for certain performance-based compensation.

For FY 2011-12, awards granted under STAR, the Key Manager Stock Grant and PSP programs satisfied the performance-based requirements for deductible compensation. The Committee approved award pools for STAR and PSP, based on net earnings, with a maximum portion of each pool set for each of the NEOs subject to Section 162(m). The Committee then used its discretion to determine STAR awards based on Company and business results. Each of the amounts approved for NEOs subject to Section 162(m) were below the maximums established, and are therefore deductible by the Company. PSP award payments do not vest until the end of FY 2013-14, at which time the C&LD Committee will determine the PSP payments based on Company and business results for the three-year performance period.

Company deductibility of compensation was taken into account by the C&LD Committee when setting compensation levels for current NEOs. While the C&LD Committee’s general policy is to preserve the deductibility of compensation paid to the NEOs, the C&LD Committee nevertheless authorizes payments that might not be deductible if it believes they are in the best interests of the Company and its shareholders. The C&LD Committee determined that it was appropriate to pay Mr. McDonald a competitive salary of $1,600,000, although $600,000 was not deductible by the Company. The C&LD Committee also determined that Messrs. Geissler and Panayotopoulos should be paid $1,045,000 and $1,085,000, respectively even though $130,000 of their combined compensation would not be deductible by the Company. In addition, in certain years, individuals may receive non-deductible payments resulting from awards made prior to becoming a NEO.

Executive Compensation Changes for FY 2012-13

The C&LD Committee reviewed the competitiveness of total annual cash compensation as well as results achieved from July 2011 through June 2012 for the CEO, CFO, and Vice Chairmen at its June 12, 2012 meeting. As a result, the C&LD Committee made no changes to the salaries or STAR Targets for Mr. McDonald. Additionally, The C&LD Committee made no changes to the salary or STAR Target for Messrs. Panayotopoulos and Geissler. The total annual cash compensation opportunity of the CEO and Vice Chairmen remain aligned with similar roles at companies in our Peer Group with similar size.

The C&LD Committee increased the salary of Mr. Moeller from $825,000 to $850,000 and increased his STAR Target from 105% to 115% for FY 2012-13. These increases provide Mr. Moeller with total annual cash compensation opportunity at the size adjusted median of other chief financial officers in the Peer Group.

The C&LD Committee did not make any decisions in the June 12, 2012 meeting that impacted the compensation of Mr. Passerini.

Executive Compensation

The following tables, footnotes and narratives found on pages 44-60 of this proxy statement provide information regarding the compensation, benefits and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years shown.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non- Equity Incentive Plan Com- pensation[4] ($)	Change in Pension Value and Nonqualified Deferred Com- pensation Earnings[5] ($)	All Other Com- pensation[6] ($)	Total ($)
Robert A. McDonald	2011-12	1,600,000	2,432,000	6,449,332	4,404,706	0	0	312,559	15,198,597
Chairman of the Board, President and Chief Executive Officer	2010-11	1,600,000	2,632,000	5,599,736	6,171,877	0	0	184,424	16,188,037
	2009-10	1,400,000	2,670,000	2,956,724	5,616,469	175,000	0	297,035	13,115,228

Jon R. Moeller	2011-12	825,000	762,127	2,669,053	1,029,608	0	0	60,815	5,346,603
Chief Financial Officer	2010-11	750,000	781,121	2,118,128	1,251,451	0	0	61,759	4,962,459
	2009-10	675,000	807,975	516,146	1,161,306	37,500	0	59,634	3,257,561

Werner Geissler	2011-12	1,045,000	967,529	2,551,836	1,747,200	0	421,000	149,240	6,881,805
Vice Chairman—Global Operations	2010-11	945,000	1,137,284	2,907,394	1,112,405	0	132,000	70,859	6,304,942
	2009-10	907,500	1,071,630	141,311	2,654,409	54,375	772,000	78,083	5,679,308

E. Dimitri Panayotopoulos	2011-12	1,085,000	963,138	2,560,331	1,747,200	0	465,000	79,450	6,900,119
Vice Chairman—Global Business Units	2010-11	985,000	886,490	1,733,915	2,595,600	0	0	75,238	6,276,243
	2009-10	947,500	1,396,238	150,140	3,096,801	56,875	601,000	94,923	6,343,477

Filippo Passerini	2011-12	791,667	687,240	2,049,952	436,804	0	118,700	65,182	4,149,545
Group President—Global Business Services and Chief Information Officer

[1]

For FY 2011-12, Bonus reflects 2011-12 STAR awards that will be paid on September 14, 2012. Each NEO can elect to take his STAR award in cash, deferred compensation, RSUs, or stock options. For FY 2011-12, Messrs. McDonald, Moeller, and Passerini elected 100% cash and Messrs. Geissler and Panayotopoulos elected 100% options.

[2]

For FY 2011-12, Stock Awards include the grant date fair value of any PST Restoration Program awards and the PSUs granted in February 2012 under the PSP. For Messrs. Moeller and Passerini, 2011-12 Stock Awards also include the grant date fair value of RSUs granted in February 2012 under the Key Manager Stock Grant. The fair value of these awards is determined in accordance with FASB ASC Topic 718. For PSUs granted under the PSP, an executive must be an employee as of June 30th following the grant date to retain the PSUs (“retention period”), and the PSUs vest on August 20th following the end of the Performance Period (“vesting period”). For RSUs granted under the Key Manager Stock Grant, an executive must be an employee as of June 30th following the grant date to retain the RSUs (“retention period”), and the RSUs vest five years from the grant date (“vesting period”). Pursuant to SEC rules, the amounts shown exclude the impact of forfeitures related to service-based and performance-based vesting conditions. Please see Note 7 to the Consolidated Financial Statements contained in the Company’s 2012 Annual Report on Form 10-K for more information.

[3]

Option Awards for FY 2011-12 include the grant date fair value of each Key Manager Stock Grant, determined in accordance with FASB ASC Topic 718. Executives must remain employed through June 30th following a Key Manager Stock Grant in order to retain these stock options (“retention period”) and these option grants vest three years from the date of grant (“vesting period”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note 7 to the Consolidated Financial Statements contained in the Company’s 2012 Annual Report on Form 10-K. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year.

[4]

This column reflects the portion of the Business Growth Program payout that was designated to be paid in cash, regardless of the form of payment elected by the individual NEO. The Business Growth Program was terminated at the end of FY 2009-10.

[5]

This column reflects aggregate changes in the actuarial present value of Messrs. Geissler’s, Panayotopoulos’, and Passerini’s pension benefits under all defined benefit and actuarial pension plans. None of the other NEOs has a pension plan. None of the NEOs had above-market earnings on deferred compensation.

[6]	Please see the table below for information on the numbers that comprise the All Other Compensation column.

All Other Compensation

Name	Year	Retirement Plan Contri- butions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Expatriate, Relocation and Tax Equalization Paymentsiv ($)	Executive Benefits[v] ($)	Totalvi ($)
Robert A. McDonald	2011-12	50,541	10,748	4,900	3,385	242,985	312,559
	2010-11	51,747	8,960	4,900	1,031	117,786	184,424
	2009-10	52,710	6,058	4,750	0	233,517	297,035
Jon R. Moeller	2011-12	50,541	3,081	3,675	0	3,518	60,815
	2010-11	51,747	2,562	3,675	0	3,775	61,759
	2009-10	52,710	1,710	3,563	0	1,651	59,634
Werner Geissler	2011-12	50,541	4,985	4,900	82,718	6,096	149,240
	2010-11	51,747	3,901	4,900	5,364	4,947	70,859
	2009-10	52,710	3,240	4,750	10,115	7,268	78,083
E. Dimitri Panayotopoulos	2011-12	50,541	6,267	4,900	6,635	11,107	79,450
	2010-11	51,747	4,900	4,900	932	12,759	75,238
	2009-10	52,710	4,106	4,750	6,520	26,837	94,923
Filippo Passerini	2011-12	50,541	2,293	4,900	0	7,448	65,182

[i]

Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program, a nonqualified defined contribution plan. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

ii

Under the Executive Group Life Insurance Program (“EGLIP”), the Company offers key executives who have substantially contributed to the success and development of the business, and upon whom the future of the Company chiefly depends, life insurance coverage equal to salary plus their STAR target. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2011 and calendar year 2012, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2011 and 2012 under these policies were as follows: Mr. McDonald, $126,268; Mr. Moeller, $29,419; Mr. Geissler, $55,439; Mr. Panayotopoulos, $70,921; Mr. Passerini, $25,603. This program is in addition to any other Company-provided group life insurance in which a NEO may enroll that is also available to all employees on the same basis.

iii

Flexible Compensation Program Contributions are given to U.S.-based employees in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv

The amounts shown are for fees paid by the Company for services provided to assist these executives with issues related to tax equalization payments and storage and delivery associated with past expatriate assignments, and for tax equalization payments made by the Company to cover incremental taxes required in connection with the NEO’s prior expatriate assignments. Mr. McDonald’s tax equalization payments resulted from previous assignments in Belgium and Japan. Messrs. Geissler’s and Panayotopoulos’ tax equalization payments resulted from their respective prior expatriate assignments in Switzerland.

[v]

The NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking, and home security and monitoring. While Company aircraft is generally used for Company business only, Mr. McDonald is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security program established by the Board of Directors. While traveling on Company aircraft, Mr. McDonald may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. McDonald’s personal use of Company aircraft, including the costs associated with travel to outside board meetings not fully reimbursed by the other company, were $215,660 for FY 2011-12 and are included in the total above. Messrs. Moeller, Geissler,

Panayotopoulos, and Passerini are permitted to use the Company aircraft for travel to outside board meetings and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. Each of the NEOs, except Mr. Moeller, utilized the Company aircraft for personal travel and/or guest accompaniment when the aircraft was scheduled for business purposes, but there was no incremental cost to the Company associated with these trips. In FY 2011-12, the Company held a senior management meeting, where the Company expected each executive to bring a guest. In some of these cases, the guest travel costs may be considered incremental or may involve commercial flights. For this meeting, the Company incurred costs associated with providing minor commemorative items, sightseeing, and other similar activities for both the executive and the guest. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

vi

This total does not reflect a charitable donation of $10,000 made by the Company to the Children’s Safe Drinking Water Program on behalf of the Company’s Global Leadership Council, of which each NEO is a member. This donation was funded from general corporate assets, and the NEOs derived no financial benefits from this donation because this charitable deduction accrues solely to the Company.

The material factors necessary for an understanding of the compensation detailed in the above two tables are further described in the Compensation Discussion and Analysis section of this proxy statement.

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2011-12.

Grants of Plan-Based Awards Table

NEO/Plan Name[1]	Grant Date[2]	Compensation & Leadership Development Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[3] ($ per share)	Grant Date Fair Value of Stock and Option Awards[4] ($)
			Threshold (#)	Target (#)	Maximum (#)
Robert A. McDonald
Key Manager Options[5]	02/29/2012	02/14/2012					522,721	67.52	4,404,706
Performance Stock Plan PSUs[6]	02/29/2012	02/14/2012	0	98,737	197,474				6,160,718
PST Restoration RSUs[7]	08/04/2011	06/07/2011				4,587			288,614
Jon R. Moeller
Key Manager Options[5]	02/29/2012	02/14/2012					122,187	67.52	1,029,608
Key Manager RSUs[8]	02/29/2012	02/14/2012				8,146			482,201
Performance Stock Plan PSUs[6]	02/29/2012	02/14/2012	0	33,324	66,648				2,079,259
PST Restoration RSUs[9]	08/04/2011	06/07/2011				1,710			107,593
Werner Geissler
Key Manager Options[5]	02/29/2012	02/14/2012					207,346	67.52	1,747,200
Performance Stock Plan PSUs[6]	02/29/2012	02/14/2012	0	38,508	77,016				2,402,716
PST Restoration RSUs[7]	08/04/2011	06/07/2011				2,370			149,120
E. Dimitri Panayotopoulos
Key Manager Options[5]	02/29/2012	02/14/2012					207,346	67.52	1,747,200
Performance Stock Plan PSUs[6]	02/29/2012	02/14/2012	0	38,508	77,016				2,402,716
PST Restoration RSUs[7]	08/04/2011	06/07/2011				2,505			157,615
Filippo Passerini
Key Manager Options[5]	02/29/2012	02/14/2012					51,837	67.52	436,804
Key Manager RSUs[8]	02/29/2012	02/14/2012				10,368			613,732
Performance Stock Plan PSUs[6]	02/29/2012	02/14/2012	0	21,328	42,656				1,330,766
PST Restoration RSUs[7]	08/04/2011	06/07/2011				1,676			105,454

[1]

For awards granted under the PST Restoration Program, dividend equivalents are earned at the same rate as dividends paid on Common Stock. All references below to delivery of RSUs in shares reflect the current election of the NEO and may be changed at a later date, subject to applicable tax rules and regulations.

[2]	Grant dates for equity awards are consistent from year to year, as described on page 41 of this proxy statement.
[3]	The options granted were awarded using the closing price of the Company stock on the date of the grant.
[4]	This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718.
[5]	These options are forfeitable until the later of retirement eligibility or June 30th after the grant date, vest on February 28, 2015, and expire on February 28, 2022.
[6]	These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares on August 19, 2014.
[7]	These units will deliver in shares one year following retirement.
[8]	These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares on February 28, 2017.
[9]	These units are forfeitable until Mr. Moeller is eligible for retirement, and will deliver in shares one year following such retirement.

Outstanding Equity at Fiscal Year-End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2011-12.

Outstanding Equity at Fiscal Year-End Table

		Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)		Number of Securities Underlying Unexercised Options Unexer- cisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Robert A. McDonald	02/26/1999	14,886			44.2656	02/26/2014
	09/15/1999	46,256			49.4759	09/15/2014
	07/10/2000	20,256			27.4459	07/10/2015
	09/15/2000	161,204			31.0118	09/15/2015
	09/24/2001	154,210	(1)		34.5688	09/24/2016
	09/13/2002	161,034			45.6625	09/13/2012
	09/15/2003	28,284			45.9700	09/15/2013
	02/27/2004	223,672			51.4150	02/27/2014
	02/28/2005	158,597			53.5950	02/28/2015
	08/04/2005						3,466	212,293
	12/01/2005						16,309	998,926
	02/28/2006	140,496			60.5000	02/28/2016
	08/03/2006						3,146	192,693
	02/28/2007	160,656			63.4900	02/28/2017
	08/02/2007						929	56,901
	02/29/2008	264,431			66.1800	02/28/2018
	08/07/2008						2,913	178,421
	02/27/2009	332,157			48.1700	02/27/2019
	08/06/2009						3,427	209,904
	02/26/2010			401,247	63.2800	02/26/2020
	02/26/2010						46,711	2,861,049
	08/05/2010						4,177	255,841
	02/28/2011			527,986	63.0500	02/28/2021
	02/28/2011									91,198	5,585,878	(4)
	08/04/2011						4,487	274,829
	02/29/2012			522,721	67.5200	02/28/2022
	02/29/2012									98,737	6,047,641	(6)
Jon R. Moeller	02/26/1999	2,016			44.2656	02/26/2014
	07/01/1999	832			43.2423	07/01/2014
	09/15/1999	7,528			49.4759	09/15/2014
	02/27/2004	37,722			51.4150	02/27/2014
	02/28/2005	43,474			53.5950	02/28/2015
	08/04/2005						442	27,073
	12/01/2005						282	17,273
	02/28/2006	43,665			60.5000	02/28/2016
	08/03/2006						560	34,300
	02/28/2007	58,720			63.4900	02/28/2017
	08/02/2007						630	38,588
	02/29/2008	56,709			66.1800	02/28/2018
	08/07/2008						778	47,653
	02/27/2009	97,572			48.1700	02/27/2019
	08/06/2009						1,443	88,384
	02/26/2010			82,965	63.2800	02/26/2020
	02/26/2010						7,902	483,998
	08/05/2010						1,633	100,021
	02/28/2011			107,058	63.0500	02/28/2021
	02/28/2011						7,931	485,774	(3)
	02/28/2011									26,963	1,651,484	(4)

		Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)		Number of Securities Underlying Unexercised Options Unexer- cisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
	08/04/2011						1,753	107,371
	02/29/2012						8,146	498,943	(5)
	02/29/2012			122,187	67.5200	02/28/2022
	02/29/2012									33,324	2,041,095	(6)
Werner Geissler	02/26/1999	14,626			44.2656	02/26/2014
	07/09/1999	5,540			42.7329	07/09/2014
	09/15/1999	43,786			49.4759	09/15/2014
	07/10/2000	14,378			27.4459	07/10/2015
	09/15/2000	116,148			31.0118	09/15/2015
	09/24/2001	101,260	(2)		34.5688	09/24/2016
	09/13/2002	54,750			45.6625	09/13/2012
	02/27/2004	92,388			51.4150	02/27/2014
	09/15/2004						32,901	2,015,186
	02/28/2005	69,970			53.5950	02/28/2015
	08/04/2005						4,366	267,418
	09/15/2005						28,869	1,768,226
	12/01/2005						4,530	277,463
	02/28/2006	70,248			60.5000	02/28/2016
	08/03/2006						2,674	163,783
	09/15/2006						18,350	1,123,938
	02/28/2007	94,504			63.4900	02/28/2017
	08/02/2007						1,035	63,394
	09/14/2007						14,058	861,053
	02/29/2008	113,328			66.1800	02/28/2018
	02/29/2008						10,133	620,646
	08/07/2008						2,413	147,796
	09/15/2008						1,388	85,015
	09/15/2008						1,388	85,015
	01/13/2009						1,578	96,653
	02/27/2009	103,800			48.1700	02/27/2019
	02/27/2009						27,841	1,705,261
	08/06/2009						2,795	171,194
	09/15/2009						3,010	184,363
	02/26/2010			189,634	63.2800	02/26/2020
	08/05/2010						2,379	145,714
	09/15/2010			70,145	61.1100	09/15/2020
	09/15/2010						3,558	217,928
	02/28/2011			95,163	63.0500	02/28/2021
	02/28/2011						20,001	1,225,061	(3)
	02/28/2011									26,963	1,651,484	(4)
	08/04/2011						2,299	140,814
	02/29/2012			207,346	67.5200	02/28/2022
	02/29/2012									38,508	2,358,615	(6)
E. Dimitri Panayotopoulos	02/26/1999	26,194			44.2656	02/26/2014
	07/01/1999	13,860			43.2423	07/01/2014
	07/09/1999	9,834			42.7329	07/09/2014
	09/15/1999	64,574			49.4759	09/15/2014
	07/10/2000	28,516			27.4459	07/10/2015
	09/15/2000	179,206			31.0118	09/15/2015
	09/24/2001	202,644	(2)		34.5688	09/24/2016
	09/13/2002	163,464			45.6625	09/13/2012
	09/15/2003	55,758			45.9700	09/15/2013
	02/27/2004	143,442			51.4150	02/27/2014
	09/15/2004	44,253			56.5150	09/15/2014
	02/28/2005	111,951			53.5950	02/28/2015
	08/04/2005						3,667	224,604
	09/15/2005	30,531			55.4050	09/15/2015
	12/01/2005						23,181	1,419,836
	02/28/2006	103,306			60.5000	02/28/2016

		Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)		Number of Securities Underlying Unexercised Options Unexer- cisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
	08/03/2006						3,571	218,724
	09/15/2006	46,314			61.3250	09/15/2016
	02/28/2007	118,129			63.4900	02/28/2017
	08/02/2007						3,239	198,389
	09/14/2007	45,198			67.8100	09/14/2017
	02/29/2008	166,214			66.1800	02/28/2018
	05/09/2008	30,671			65.2100	05/09/2018
	08/07/2008						2,843	174,134
	02/27/2009	249,118			48.1700	02/27/2019
	08/06/2009						2,995	183,444
	02/26/2010			221,239	63.2800	02/26/2020
	08/05/2010						2,513	153,921
	02/28/2011			222,046	63.0500	02/28/2021
	02/28/2011									26,963	1,651,484	(4)
	08/04/2011						2,404	147,245
	02/29/2012			207,346	67.5200	02/28/2022
	02/29/2012									38,508	2,358,615	(6)
Filippo Passerini	02/26/1999	4,536			44.2656	02/26/2014
	07/09/1999	2,878			42.7329	07/09/2014
	09/15/1999	12,720			49.8594	09/15/2014
	07/10/2000	8,718			27.8000	07/10/2015
	09/15/2000	29,690			31.3750	09/15/2015
	09/24/2001	31,956	(2)		36.9750	09/24/2016
	02/27/2004	36,468			51.4150	02/27/2014
	09/15/2004						9,705	594,431
	02/28/2005	41,982			53.5950	02/28/2015
	08/04/2005						1,089	66,701
	09/15/2005						8,607	527,179
	12/01/2005						1,196	73,255
	02/28/2006	41,323			60.5000	02/28/2016
	08/03/2006						1,204	73,745
	09/15/2006						7,453	456,496
	02/28/2007	55,127			64.5500	02/28/2017
	08/02/2007						1,234	75,583
	02/29/2008	67,997			66.3000	02/28/2018
	08/07/2008						1,365	83,606
	09/15/2008						1,162	71,173
	02/27/2009	83,040			48.1700	02/27/2019
	08/06/2009						1,876	114,905
	02/26/2010			79,014	63.2800	02/26/2020
	08/05/2010						1,672	102,410
	02/28/2011			49,564	63.0500	02/28/2021
	02/28/2011						11,015	674,669	(3)
	02/28/2011									19,509	1,194,926	(4)
	08/04/2011						1,719	105,289
	02/29/2012						10,368	635,040	(5)
	02/29/2012			51,837	67.5200	02/28/2022
	02/29/2012									21,328	1,306,340	(6)

[1]

On December 1, 2005, the Company converted all outstanding retirement restricted stock to RSUs that are deliverable in shares one year following retirement. The numbers contained in this table for December 1, 2005, reflect this conversion. They do not represent an incremental grant of stock awards on that date.

[2]	The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards
	Grant Date	Vest Date	Grant Date	Vest Date
	02/26/1999	02/26/2002	09/15/2005	09/15/2008
	07/01/1999	07/01/2002	02/28/2006	02/28/2009
	07/09/1999	07/09/2002	09/15/2006	09/15/2009
	09/15/1999	09/15/2002	02/28/2007	02/28/2010
	07/10/2000	07/10/2003	09/14/2007	09/14/2010
	09/15/2000	09/15/2003	02/29/2008	02/28/2011
(1)	09/24/2001	01/01/2005	05/09/2008	05/09/2011
(2)	09/24/2001	09/24/2004	02/27/2009	02/27/2012
	09/13/2002	09/13/2005	02/26/2010	02/26/2013
	09/15/2003	09/15/2006	09/15/2010	09/15/2013
	02/27/2004	02/27/2007	02/28/2011	02/28/2014
	09/15/2004	09/15/2007	02/29/2012	02/28/2015
	02/28/2005	02/28/2008

[3]

Restricted stock earns cash dividends that are paid quarterly. RSUs awarded pursuant to the Business Growth Program (program terminated at end of FY 2009-10), STAR, the PST Restoration Program, IRP, and Special Equity earn dividend equivalents which are accrued in the form of additional RSUs each quarter, credited to each NEO’s holdings and subject to the same vesting and other applicable restrictions. These dividend equivalents are included in the amounts shown. The following provides detail regarding the vesting date for Restricted Stock, RSU, and PSU holdings included in the table. The Vest Date for RSUs and PSUs indicates the date such units are deliverable in shares. The Vest Date for restricted stock indicates the date that restrictions lapse.

Stock Awards
Grant Date	Vest Date		Grant Date	Vest Date
09/15/2004	One year following retirement		02/27/2009	02/27/2014
08/04/2005	One year following retirement		08/06/2009	One year following retirement
09/15/2005	One year following retirement		09/15/2009	One year following retirement
12/01/2005	One year following retirement		02/26/2010	02/26/2015
08/03/2006	One year following retirement		08/05/2010	One year following retirement
09/15/2006	One year following retirement		09/15/2010	One year following retirement
08/02/2007	One year following retirement	(3)	02/28/2011	02/28/2016
09/14/2007	One year following retirement	(4)	02/28/2011	08/20/2013
02/29/2008	02/28/2013		08/04/2011	One year following retirement
08/07/2008	One year following retirement	(5)	02/29/2012	02/28/2017
09/15/2008	One year following retirement	(6)	02/29/2012	08/19/2014
01/13/2009	One year following retirement

[4]	The Market Value of shares or RSUs that have not vested was determined by multiplying the closing market price of Common Stock on June 30, 2012 ($61.25), by the number of shares or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vesting during FY 2011-12 for the NEOs.

Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
Robert A. McDonald	—	—	—	09/15/2008	2,180	136,119
	—	—	—	09/15/2009	3,417	213,357
	—	—	—	09/15/2010	18,710	1,168,252
Jon R. Moeller	—	—	—	10/10/2006	4,007	258,351
	—	—	—	09/15/2009	2,174	135,745
	—	—	—	09/15/2010	5,345	333,742
Werner Geissler	—	—	—	10/10/2006	18,339	1,182,407
	—	—	—	09/15/2010	4,725	295,029
E. Dimitri Panayotopoulos	—	—	—	09/15/2008	1,894	118,261
	—	—	—	09/15/2009	3,076	192,065
	—	—	—	09/15/2010	7,588	473,795
Filippo Passerini	09/13/2002	32,412	513,973	—	—	—
	—	—	—	09/15/2009	2,282	142,488
	—	—	—	09/15/2010	5,613	350,476

[1]	The Number of Shares Acquired on Exercise is the gross number of shares acquired.
[2]

The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the average of the high and low price of the Company’s common stock on the date of exercise and the exercise price of the options.

[3]	Numbers of Shares Acquired on Vesting is the gross number of shares acquired. Please see footnote 3 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.
[4]	Value Realized on Vesting was determined by multiplying the number of shares acquired by the average of the high and low price of the Common Stock on the vesting date.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Messrs. Geissler, Panayotopoulos, and Passerini as of the end of FY 2011-12. None of the other NEOs had any such arrangements with the Company.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)
Werner Geissler	The Procter & Gamble Company Global IRA[3]	21 years 9 months	2,454,000	—
	The Procter & Gamble Pension Fund (Germany)	21 years 9 months	3,190,000	—
E. Dimitri Panayotopoulos	The Procter & Gamble Company Global IRA[3]	20 years 5 months	3,903,000	—
	The Procter & Gamble Pension Fund (UK)	17 years 5 months	1,830,000	—
Filippo Passerini	The Procter & Gamble Company Global IRA	21 years 9.5 months	—	—
	Procter & Gamble Italy Executive Pension Plan[4]	20 years 1.5 months	—	589,700

[1]

Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2012 Annual Report on Form 10-K.

[2]	The following provides the assumptions used in each plan to calculate present value:

Assumptions	Global IRA	German Plan	UK Plan	Italy Plan
Retirement age	60	65	65	65
Discount rate	4.00%	4.20%	5.00%	5.20%
Salary increase rate	4.75%	N/A	N/A	N/A
Social security increase rate	2.25% (Germany)/ 3.25% (UK)	N/A	3.25%	N/A
Pension increase rate	N/A	1.75%	3.00%	N/A
Pre-Retirement Decrements	None	None	None	None
Post-Retirement Mortality Table	RP 2000 Combined Healthy White Collar table, sex distinct	Richttafeln 2005 G modified	Standard tables PNM/FA00 Medium Cohort table projected forward based on an individual’s year of birth	IPS 55 NP males

The following exchange rates as of June 30, 2012, were used to calculate present value:

US $1.25770 : Euro $1.00
US $1.56060 : GBP $1.00
[3]

Because Messrs. Geissler, Panayotopoulos, and Passerini have reached age 55, they are eligible for early retirement under this plan. However, their benefits would be reduced by 5% for each year retirement precedes age 60. The earliest age at which they may retire with full benefits is age 60.

[4]	The Procter & Gamble Italy Executive Pension Plan was closed during FY 2011-12. All balances were paid to participants. Mr. Passerini’s balance of $589,700 was distributed to him in September 2011.

The Procter & Gamble Global International Retirement Arrangement (“Global IRA”)

The Global IRA is designed to provide retirement benefits to certain employees whose benefits are frozen under their home country pension plan(s) as a result of having been transferred away from their home country on a permanent basis. The Global IRA benefit is calculated in accordance with the following formula:

.017 x average (base) salary for three years preceding retirement x years of service outside of home country

(before localization)

The Global IRA accounts for the differences in retirement benefits attributable to a higher salary at the time of retirement than at the time of transfer out of the home country. As such, the Global IRA is reduced on a dollar-for-dollar basis by any retirement pension benefit paid by either the Company or the government, and which was earned through the employee’s home country.

The Procter & Gamble Pension Fund (Germany) (“German Pension Plan”)

The German Pension Plan is a defined benefit plan for Germany-based employees hired before December 31, 1999. The German Pension Plan provides for post-retirement payments based on the employee’s pensionable income, which for certain employees, including Mr. Geissler, includes a portion of their STAR award, and years of service at the time of retirement. The German Pension Plan benefit is calculated in accordance with the following formula:

.017 x average (base) salary for three years preceding retirement x years of service

The benefit is paid at retirement and reduced by the German social security benefit based on years of service. The normal retirement age is 65, and there is a surviving spouse benefit equal to 60% of the employee’s pension benefit.

The Procter & Gamble Pension Fund (UK) (“UK Pension Plan”)

The UK Pension Plan is a defined benefit plan for employees whose home country was within the United Kingdom for all or a portion of their career. The UK Pension Plan provides for post-retirement payments based on the employee’s salary and years of service at the time of retirement. The UK Pension Plan benefit is calculated in accordance with the following formula:

.02 x years of service x employee’s pensionable base salary

This benefit is paid at retirement and is reduced to account for government-sponsored pension benefits received by the employee. Furthermore, the UK Pension Plan includes a “temporary” pension benefit that provides temporary pension payments to those employees who retire after age 59, but before they reach their social security retirement age. The amount of these payments is based on the government-sponsored pension benefits that these employees will receive from the UK government when they retire and reach their social security retirement age. Temporary pension benefit payments under this plan cease when government pension payments begin.

The Procter & Gamble Italy Executive Pension Plan (“Italian Pension Plan”)

The Italian Pension Plan is a closed and settled defined benefit plan available to employees for service performed only in Italy for those employees who obtained the Italian legal classification “executive” between July 1986 and March 1993. The Italian Pension Plan provided a deferred vested benefit for participants whose home country changed from Italy. The benefit was calculated as follows:

0.017 x years of service x average of employee’s last 3 years pensionable salaries less the value of government pension plans

As a result of the plan closure and settlement in FY 2011-12, Mr. Passerini’s vested benefit was paid out to him in September 2011.

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2011-12. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY1 ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert A. McDonald	PST Restoration Program	—	275,715	(11,942)	—	2,379,807	[3]
Jon R. Moeller	PST Restoration Program	—	107,593	(1,468)	—	460,665	[4]
Werner Geissler	Executive Deferred Compensation Plan	—	—	(4,598)	—	456,694
	International Retirement Plan	—	—	(2,815)	—	504,818	[5]
	PST Restoration Program	—	141,318	(4,486)	—	969,388	[6]
E. Dimitri Panayotopoulos	International Retirement Plan	—	—	(28,174)	—	2,496,635	[7]
	PST Restoration Program	—	147,925	(3,037)	—	484,589	[8]
Filippo Passerini	International Retirement Plan	—	—	(8,507)	—	197,416
	PST Restoration Program	—	105,454	(2,159)	—	651,335

[1]

Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column of the Summary Compensation Table found on page 44 of this proxy statement. The PST Restoration Program is a nonqualified defined contribution plan. The contribution amount is the net number of RSUs awarded after withholding for applicable taxes, multiplied by the grant price.

[2]	Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.
[3]	Total includes $741,852 previously reported in Summary Compensation Tables for prior years.
[4]	Total includes $161,219 previously reported in Summary Compensation Tables for prior years.
[5]	Total includes $98,066 previously reported in Summary Compensation Table for prior years.
[6]	Total includes $285,003 previously reported in Summary Compensation Tables for prior years.
[7]	Total includes $166,378 previously reported in Summary Compensation Table for prior years.
[8]	Total includes $302,529 previously reported in Summary Compensation Tables for prior years.

The NEOs are eligible to participate in The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”). Under EDCP, a participant may defer up to 50% of base salary and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under the Company’s tax-qualified plan. Participants may change fund choices on a daily basis.

As described on page 39 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. These limits are based on the annual salary of the plan participant. Because of these limits, certain participants, including the NEOs, are unable to receive their full contributions pursuant to the terms and conditions of the PST.

To account for these limitations, the Company utilizes the PST Restoration Program. This is a nonqualified defined contribution plan under which the Company makes an additional annual contribution in the form of RSUs to those executives whose calculated contribution to their PST accounts was limited by federal tax laws.

These RSUs are forfeitable until the executive becomes eligible for retirement. Executives can elect to receive either a lump sum payment one year post-retirement or ten annual installment payments beginning one year post-retirement, or they can defer receipt of either the lump sum or the ten annual installments to six or eleven years post-retirement. Generally, executives have up until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Common Stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Common Stock.

NEOs may convert certain of their PST Restoration Program RSUs into contributions to the EDCP. All such contributions are forfeitable until the executive becomes eligible for retirement and are paid out in the same manner described above.

The Company’s IRP is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from their IRP accounts in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. Certain elements of compensation are, however, treated differently upon various termination of employment scenarios, as described below. The following describes how certain elements of compensation are generally handled under these scenarios for all Company employees, including the NEOs.

•

Base Salary—Base salary is paid through the last day worked, regardless of reason for termination of employment. In the event that the Company encourages a U.S. employee to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual base salary, calculated based on years of service.

•

STAR—Individuals who work through the last day of the fiscal year are eligible for the STAR award payable for that year, regardless of the reason for termination of employment. Individuals who retire or terminate as a result of Company encouragement (not for cause) prior to fiscal year-end receive a pro-rated amount. Past short-term bonus awards where the employee voluntarily elected stock or options in lieu of cash are either retained or paid out in a lump sum, regardless of the reason for termination.

•

Equity Awards under the Company’s Key Manager Annual Stock Grant program, PSP, the PST Restoration Program, and IRP—Treatment is governed by the Company’s equity compensation plans and depends on the reason for termination of employment, as follows. Past equity awards where the employee voluntarily elected stock or stock options in lieu of cash or unrestricted stock are either retained or paid out in a lump sum, regardless of the reason for termination. Further, in certain situations, employees are entitled to keep all equity awards according to their original terms. Each of the following assumes that the individual fully complies with the provisions of the Company’s equity compensation plans, including compliance with the Company’s Purpose, Values, and Principles and the provision that prohibits individuals from competing with the Company following termination of employment, each of which can result in forfeiture and/or cancellation of outstanding equity awards.

▪	Voluntary Termination by the Employee

–	All stock options that were not vested are forfeited effective upon the date of termination.

–	All vested stock options that were not exercised prior to termination are forfeited.

–	All RSUs for which the forfeiture date has not yet occurred are forfeited effective upon the date of termination.

–	All PSUs for which the Performance Period has not yet completed are forfeited effective upon the date of termination.

▪	Retirement or Permanent Disability

–

Key Manager Annual Stock Grant stock options and RSUs are forfeited unless the individual is employed through June 30th following the grant, with stock options held until expiration and Key Manager RSUs delivering in shares, each according to their original terms.

–	Business Growth Program RSUs are retained according to their original terms.

–	All other RSUs for which the forfeiture date has not yet occurred are forfeited, unless otherwise agreed to by the C&LD Committee.

–	PSUs are retained according to their original terms if individual is employed through June 30th following the grant.

▪	Company Encouraged Termination, Not for Cause

–

Key Manager Annual Stock Grant stock options and RSUs are forfeited unless the individual is employed through June 30th following the grant, with stock options held until expiration and RSUs delivering in shares, each according to their original terms.

–	All other RSUs for which the forfeiture date has not yet occurred are forfeited, unless otherwise agreed to by the C&LD Committee.

–	PSUs are retained according to their original terms if the individual is employed through June 30th following the grant.

▪	Termination for Cause

–	All stock options and RSUs are forfeited effective upon the date of termination.

–	All PSUs for which the Performance Period has not yet completed are forfeited effective upon the date of termination.

▪	Change in Control

–

2001 Plan: All stock options vest immediately. All RSUs are deliverable in shares immediately. The purpose of this “single trigger” vesting provision was to protect Company employees in the event of a change in control by accelerating the vesting schedule for their outstanding equity awards.

–	2009 Plan:

•

Stock Options/RSUs: All stock options vest immediately and all RSUs are deliverable in shares immediately upon change in control for any awards not assumed. For awards that are assumed, stock options vest and RSUs are deliverable in shares only if a participant’s employment is involuntarily terminated for reasons other than cause or the participant terminates their employment with “good reason.”

•

PSUs: All PSUs will vest at 100% of the Initial PSU Grant, or the PSP target if the Initial PSU Grant has not occurred, upon a change in control that meets the requirements of a change in control under Section 409A of the Internal Revenue Code, and shall be paid in shares of Common Stock at the time of such change in control. If there is a change in control event that does not meet the requirements of a change in control event under Section 409A, all outstanding PSP Awards will be settled according to the original terms and conditions.

▪

Death—All stock options, RSUs, and PSUs transfer by will or laws of descent and distribution. All stock options vest immediately. All RSUs are deliverable in shares immediately. All PSUs vest according to the original terms of the grant.

•

Special Equity Awards—In special circumstances, the C&LD Committee may make a special award of restricted stock or RSUs. Terms and conditions of these awards are determined by the C&LD Committee at the time of grant. In the event of a change in control, all restrictions lapse immediately.

•

Retirement Plans—The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for NEOs versus all other participants. All NEOs are fully vested in PST and will retain all shares upon termination of employment regardless of reason. PST Restoration RSUs vest upon eligibility for retirement. Messrs. Geissler, Panayotopoulos, and Passerini are retirement eligible and therefore entitled to a Global IRA benefit value upon separation from the Company. Messrs. Geissler, Panayotopoulos, and Passerini are each fully vested in their respective IRP and country pension plan account balances and therefore, would retain those balances upon termination for any reason.

•

Deferred Compensation—Cash amounts deferred under EDCP have been earned and therefore are retained upon termination for any reason. Any RSUs granted pursuant to the PST Restoration Program or IRP would be treated as described above under Equity Awards. The same is true for any cash contributions to EDCP resulting from the conversion of PST Restoration RSUs. None of these amounts are included in the following table because they are reported in the Nonqualified Deferred Compensation Table on page 55 of this proxy statement.

•	Executive Benefits

▪	Executive Group Life Insurance—Benefits are retained if employee is eligible for early retirement.

▪	Financial Counseling—Employee may use the remaining balance until the end of the current calendar year for reimbursable charges under the program.

▪	Unused Vacation—Employee is entitled to lump sum payment equal to value of accrued, but unused, vacation days.

▪	Other Programs—In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

•

Expatriate and Relocation Program—If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

The following table and footnotes quantify the payments and benefits that each NEO would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company.

Payments upon Termination or Change in Control Table

Name	Voluntary Termination, Retirement, Permanent Disability or Termination for Cause[1] ($)	Company Encouraged Termination, not for Cause[2] ($)	Change in Control or Death[3,4] ($)
Robert A. McDonald
Stock Options	0	0	0
Stock Awards	0	0	14,494,568
Salary	0	1,600,000	0
Executive Group Life Insurance	0	0	4,640,000
Jon R. Moeller
Stock Options	0	0	0
Stock Awards	0	0	5,161,294
Salary	0	825,000	0
Executive Group Life Insurance	0	0	1,691,250
Werner Geissler
Stock Options	0	0	9,820
Stock Awards	0	0	13,901,791
Salary	0	1,045,000	0
Executive Group Life Insurance	0	0	2,246,750
E. Dimitri Panayotopoulos
Stock Options	0	0	0
Stock Awards	0	0	4,010,099
Salary	0	1,085,000	0
Executive Group Life Insurance	0	0	2,332,750
Filippo Passerini
Stock Options	0	0	0
Stock Awards	0	0	5,460,254
Salary	0	800,000	0
Executive Group Life Insurance	0	0	1,520,000

[1]

As noted above, no severance payments are required to be made to any of the NEOs under any of these termination of employment scenarios. Retention of certain elements of compensation, such as equity-based compensation, may vary depending on the reason for termination. For a complete understanding of these differences, please see the narrative section above.

[2]

Each of the NEOs has enough years of service with the Company to receive one year’s salary upon a Company encouraged termination of employment (not for cause). As noted above, the Committee has discretion to allow a NEO to retain certain equity awards that otherwise would be forfeited under the Company’s compensation programs in the event of a Company encouraged termination (not for cause). The amounts shown for salary assume a June 30, 2012 termination.

[3]

The amounts shown for stock options and stock awards represent the in-the-money value of unexercisable stock options and unvested PSUs and RSUs (excluding PST Restoration RSUs and IRP RSUs which are reported in the Nonqualified Deferred Compensation Table) that would immediately become exercisable and/or deliverable in shares, respectively, upon a change in control or death of the NEO, based on the Company’s closing stock price on June 30, 2012, of $61.25. The amounts shown for the Executive Group Life Insurance death benefit assumes a June 30, 2012 death. A change in control does not trigger payment of a death benefit.

[4]

The totals included in this column assume that the option and stock awards granted under the 2009 Plan vest upon change in control. However, except for PSP, awards do not vest unless: (a) the awards are not assumed or (b) the awards are assumed, but the recipient is terminated without cause or resigns with “good reason.” PSP awards vest at 100% of the Initial PSU Grant (or 100% of the PSP Target if the change in control occurs prior to the Initial PSU Grant) if there is a change in control that meets the requirements of a change in control under Section 409A of the Internal Revenue Code and shall be paid in shares of Common Stock at the time of the change in control. PSP awards will vest and pay according to the terms and conditions of the Initial PSU Grant in the case of a death of the participant. The table below shows the values of the in-the-money unexercisable stock options and unvested stock awards made pursuant to the 2009 Plan (which are included in this column) that would not vest on a change in control unless one of the second trigger events occurred as well.

Name	Vesting Value/ Second Trigger ($)
Robert A. McDonald
Stock Options	0
Stock Awards	2,861,049
Jon R. Moeller
Stock Options	0
Stock Awards	1,468,715
Werner Geissler
Stock Options	9,820
Stock Awards	1,442,989
E. Dimitri Panayotopoulos
Stock Options	0
Stock Awards	0
Filippo Passerini
Stock Options	0
Stock Awards	1,309,709

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature	Percent of Class
Common	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	141,477,482[1]	5.14%

[1]

Based on information as of December 31, 2011 contained in a Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. The Schedule 13G indicates that BlackRock, Inc. has sole voting and dispositive power with respect to these shares.

The following tables and footnotes provide information regarding the ownership of the Company’s Common Stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, all Directors and executive officers as a group on August 10, 2012:

COMMON STOCK

(Number of shares/options)

	Amount and Nature of Beneficial Ownership					Restricted Stock Units[5]
Owner	Direct and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Total	Percent of Class
Angela F. Braly	4,403	2,729	—	7,132	[6]	5,270
Kenneth I. Chenault	5,430	7,303	—	12,733	[6]	9,844
Scott D. Cook	15,554	29,780	32,526	77,860	[6]	21,647
Susan Desmond-Hellmann	—	—	—	—	[6]	2,541
Werner Geissler	51,494	943,774	1,983	997,251	[6]	188,205
Robert A. McDonald	51,184	1,866,139	68,633	1,985,956	[6]	90,071
W. James McNerney, Jr.	20,708	—	—	20,708	[6]	21,647
Jon R. Moeller[7]	28,734	465,374	2,756	496,864	[6]	36,275
E. Dimitri Panayotopoulos	214,509	1,840,138	—	2,054,647	[6]	47,181
Filippo Passerini	31,827	443,362	7,292	482,481	[6]	60,181
Johnathan A. Rodgers	13,488	25,750	—	39,238	[6]	21,647
Margaret C. Whitman	—	—	11,075	11,075	[6]	2,541
Mary Agnes Wilderotter	—	—	—	—	[6]	7,651
Patricia A. Woertz	1,660	—	—	1,660	[6]	9,844
Ernesto Zedillo	4,883	25,750	—	30,633	[6]	21,647
22 Directors and executive officers, as a group	549,289	7,594,814	125,237	8,269,340	[6]	720,567

[1]

Includes unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).

[2]

Common Stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust.

[3]

Amounts reflect vested stock options and stock options/RSUs that will vest/deliver within 60 days of the record date (August 10, 2012). If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.

[4]	The individuals involved share voting and/or investment powers with other persons with respect to the shares shown in this column.
[5]

RSUs represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power or cash settlement. RSUs that will not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the restrictions lapse.

[6]	Less than .08% for any one Director or NEO, and less than .3% for the Directors and executive officers, as a group.
[7]	Totals include shares, stock options, and RSUs indirectly held by Mr. Moeller through his spouse who is also employed by the Company.

SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

	Amount and Nature of Beneficial Ownership
Owner	Profit Sharing Plan[1]	Trusteeships		Percent of Series
Angela F. Braly	—	—		—
Kenneth I. Chenault	—	—		—
Scott D. Cook	—	—		—
Susan Desmond-Hellmann	—	—		—
Werner Geissler	1,280	—		[2]
Robert A. McDonald	13,164	—		[2]
W. James McNerney, Jr.	—	—		—
Jon R. Moeller[3]	12,462	—		[2]
E. Dimitri Panayotopoulos	1,089	—		[2]
Filippo Passerini	2,143	—		[2]
Johnathan A. Rodgers	—	—		—
Margaret C. Whitman	—	—		—
Mary Agnes Wilderotter	—	—		—
Patricia A. Woertz	—	—		—
Ernesto Zedillo	—	—		—
22 Directors and executive officers, as a group	73,505			[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		11,349,225	[4]

[1]

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[2]

Less than .023% for any NEO; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares. Less than .122% for the Directors and executive officers, as a group.

[3]	Total includes shares indirectly held by Mr. Moeller through his spouse who is also employed by the Company.
[4]

Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

Owner	Amount and Nature of Beneficial Ownership
	Profit Sharing Plan[1]	Trusteeships		Percent of Series
Angela F. Braly	—	—		—
Kenneth I. Chenault	—	—		—
Scott D. Cook	—	—		—
Susan Desmond-Hellmann	—	—		—
Werner Geissler	366	—		[2]
Robert A. McDonald	366	—		[2]
W. James McNerney, Jr.	—	—		—
Jon R. Moeller	—	—		—
E. Dimitri Panayotopoulos	366	—		—	[2]
Filippo Passerini	—	—		—
Johnathan A. Rodgers	—	—		—
Margaret C. Whitman	—	—		—
Mary Agnes Wilderotter	—	—		—
Patricia A. Woertz	—	—		—
Ernesto Zedillo	—	—		—
22 Directors and executive officers, as a group	1,167			[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		38,742,747	[3]

[1]

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[2]

Less than .0007% for any NEO; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares. Less than ..0021% for the Directors and executive officers, as a group.

[3]

Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of, and transactions in, Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

On January 4, 2012, Filippo Passerini, an executive officer of the Company, filed a Form 4 to report a restricted stock grant of 17,816 shares of common stock received on October 11, 2005. This transaction was inadvertently omitted from his common stock holdings at the time of the grant. Upon learning of this omission, Mr. Passerini promptly worked with the Company to prepare and file the appropriate ownership form to disclose this transaction.

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the New York Stock Exchange listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Ms. Woertz and Mr. Chenault meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. As noted previously in the proxy statement, the Committee’s work is guided by a Board-approved charter, which can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Committee reviews and oversees the Company’s financial reporting process on behalf of the Board. Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2012, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2012, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met eight times (including telephone meetings to discuss quarterly results) during the fiscal year ended June 30, 2012. The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented. In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with

Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit A.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2012 be included in our Annual Report on Form 10-K for 2012 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2013. This report is provided by the following independent Directors, who constitute the Committee:

Ms. Patricia A. Woertz, Chair

Ms. Angela F. Braly

Mr. Kenneth I. Chenault

Dr. Sue Desmond-Hellmann

Ms. Maggie Wilderotter

August 14, 2012

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2012. Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2010/11	FY 2011/12
Audit Fees	$29,505	$29,930
Audit-Related Fees	3,808	2,801
Tax Fees	618	518

Subtotal	33,931	33,249
All Other Fees	117	263

Deloitte Total Fees	$34,048	$33,512

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit A to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements.

This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

PROPOSAL TO RATIFY APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2013. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2012.

Deloitte & Touche LLP representatives are expected to attend the 2012 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the Board of Directors’ By Laws, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2013 is hereby ratified, confirmed, and approved.

PROPOSAL FOR AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires the Board to provide our shareholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the Say on Pay vote.

Our executive compensation program rewards performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2011, shareholders approved the compensation paid to the NEOs with a FOR vote of 97.5%.

Our Compensation Discussion and Analysis, which begins on page 25 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•	Consistent with our pay for performance philosophy, approximately 89% of our CEO’s key compensation components are performance-based;

•	Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;

•	Equity plans prohibit re-pricing and backdating of stock options;

•

Clawback policies allow recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a significant restatement of financial results for any reason or for a violation of certain stock plan provisions;

•	We do not grant time-based equity awards that vest immediately solely on account of a change in control;

•	We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and

•	We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective – to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For the reasons set forth above, the Board recommends that you vote FOR the following resolution:

RESOLVED, that the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

SHAREHOLDER PROPOSALS

Shareholder Proposal #1

Northstar Asset Management, Inc., P.O. Box 301840 Boston, Massachusetts 02130, owner of at least $2,000 in value of Common Stock of the Company, has given notice that it intends to present for action at the annual meeting the following resolution:

Say on Political Contribution

Whereas, the Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment to include certain corporate political expenditures involving “electioneering communications,” resulting in greater public and shareholder concern about Corporate political spending;

Whereas, proponents believe Procter & Gamble (P&G) should establish policies that minimize risk to the firm’s reputation and brand;

Whereas, in July 2010 Target donated $150,000 to the political group Minnesota Forward, initiating national controversy with demonstrations, petitions, boycotts and considerable negative publicity;’

Whereas, in the 2011 proxy booklet, P&G states that the company does “not use corporate funds to influence federal and state elections for office. corporate funds are not used for ‘electioneering’ contributions and communications.” Yet just last year, P&G admitted to contributing $40,000 of company funds to an electioneering organization directly supporting two judicial candidates and “Ohio’s controversial Senate bill 5,” which sought to severely limit collective bargaining rights for firefighters, teachers, and other public employees.

Whereas, P&G publicizes its “long-term environmental sustainability vision,” including company goals of “powering our plants with 100% renewable energy” and “emitting no fossil-based C02 or toxic emissions.” Yet since 2009, the P&G political action committee (P&G GGF) designated 45% of its contributions to politicians voting against the American Clean Energy and Security Act of 2009 (H.R.-2454) and voting for greenhouse gas deregulation (H.R. 910).

Whereas, P&G has a firm nondiscrimination policy stating that “we do not discriminate against individuals on the basis of…sexual orientation, gender identity and expression... “ Yet since 2009, P&G GGF designated 46% of its contributions to politicians voting against hate crimes legislation, repeal of “Don’t Ask Don’t Tell,” and/or sponsoring the Federal Marriage Amendment Act, which would eliminate same sex marriage across the nation.

Resolved: Shareholders recommend that the Board of Directors adopt a policy under which the proxy statement for each annual meeting will contain a proposal on electioneering and political contributions and communications describing:

•	the Company’s and P&G GGF’s policies on electioneering and political contributions and communications,

•	any electioneering and political contributions and communications expenditures known to be anticipated during the forthcoming fiscal year,

•	the total amount of such anticipated expenditures,

•	a list of specific electioneering and political contributions and communications expenditures made in the prior fiscal year,

•	management’s analysis of the congruency with company values and policies of those political and electioneering policies, and of resultant expenditures for the prior year and the forthcoming year,

•	and providing an advisory shareholder vote on those electioneering and political contributions policies and future plans.

Supporting Statement: Proponents recommend that the annual proposal contain management’s analysis of risks to our company’s brand, reputation, or shareholder value from political or electioneering spending. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, in support of or opposition to a specific candidate.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

Company Policy

Company policy is to not use corporate funds to influence federal and state elections for office, including political contributions to trade associations or other organizations for that purpose. As such, corporate funds are not used for “electioneering” contributions and communications. This means corporate funds are not used in support of or in opposition to political candidates, political parties, political committees, and other political entities organized and operating for political candidates, such as “Super PACs” and “527” organizations. We do not expect exceptions to this policy, but if there is an exception request, it must be approved by the Chief Legal Officer and the Chief Executive Officer and is publicly disclosed on the Company website. There were no exceptions in the past year. More details on P&G’s policies, governance of political activities, and contributions can be found at www.pg.com.

Corporate Participation

P&G does engage in the political process by providing financial support to select state ballot initiatives and issue advocacy campaigns that have a direct impact on our business and our ability to touch and improve more consumers’ lives. For example, in 2011, P&G donated $60,000 to three Ohio issue advocacy campaigns: two Cincinnati ballot initiatives pertaining to a levy for children’s services and a levy for passenger rail (a contribution of $10,000 to each) and a state level campaign in support of a responsible state budget ($40,000).

P&G Good Government Fund

Separately, eligible employees may participate in the political process through voluntarily contributing their own money to the Procter & Gamble Company Good Government Fund (“GGF”), which is a political action committee supporting candidates at the federal, state, and local levels. Participation in the GGF is strictly voluntary. It allows interested employees to pool their resources to support candidates advocating for issues important to the business and quality of life in the communities in which they live and work. While employees can indicate which political party their contributions should support, the GGF strives to make distributions to members of each party relatively equally.

Support of candidates by the GGF is generally based on any or all of the following criteria: support of P&G business issues; sustained constituent relationships with P&G facilities or employees; positions in leadership on committees of particular importance to the Company; and whether a candidate’s public positions and statements are congruent with the Company’s Purpose, Values, and Principles. Clearly, there will be diverse and divergent opinions on candidates the GGF should support and what issues should determine that support. Individual candidates may be supportive on some issues and opposed on others. That is why the GGF uses a data-driven approach that holistically looks at the implications a donation may have on the business, and relies on the judgment of its diverse board to evaluate candidates and make recommendations that will best support the Company’s purpose of touching and improving consumers’ lives.

The GGF is regulated by the Federal Election Campaign Act of 1971. GGF operations are transparent and compliant with all applicable laws. The GGF is governed by a set of bylaws and supervised by a board of senior Company managers, government relations personnel and legal counsel.

In addition to having strong governance, the GGF already has a practice of public disclosure. All distributions are publicly disclosed at www.pgggf.com in accordance with federal and state election laws and as required by GGF’s bylaws. These disclosures can also be found in the Governance/Political Involvement section of www.pg.com. As noted on the website, total 2011 GGF contributions were $256,050, and the average single contribution from the GGF in 2011 was slightly less than $1400.

The Company publicly discloses its policies, governance procedures, and activities regarding political contributions. In addition, Company policy is not to use corporate funds for electioneering, the amount of money spent on permissible corporate political expenditures is small, and the safeguards to ensure that corporate interests are represented are robust. Separately, the GGF, which consists of voluntary personal contributions by employees, has its own strong system of governance, holistically evaluates the implications that contributions may have to the business, and publicly discloses all political distributions. Because the Company already has strong disclosure policies, we do not believe that a non-binding, advisory shareholder vote on future political spending would meaningfully advance shareholder interests.

The Board of Directors recommends a vote AGAINST this proposal.

Shareholder Proposal #2

As You Sow, 311 California Street, Suite 510, San Francisco, California 94104, representing The Granary Foundation, owner of at least $2,000 in value of Common Stock of the Company, has given notice that it intends to present for action at the annual meeting the following resolution:

Producer Responsibility for Packaging

WHEREAS product packaging is a significant consumer of natural resources and energy, and a major source of waste and greenhouse gas (GHG) emissions. More than half of U.S. product packaging—37 million tons—is discarded in landfills or burned rather than recycled. Packaging debris migrates to oceans where it damages fisheries, tourism and marine life.

Paper and packaging comprise 43% of U.S. landfill waste. Nestle Waters North America says plastic bottles are the largest contributor to its carbon foot print; Coca-Cola Co. reports packaging is the largest part of the carbon footprint of several products. A recent analysis of U.S. Environmental Protection Agency data estimates that the energy needed to produce and dispose of products and packaging accounts for 44% of total U.S. GHG emissions. Decaying paper packaging in landfills forms methane, whose greenhouse warming potential is far more potent than C02. Metal and plastic packaging have large embodied energy and emissions profiles because of the high costs of producing packaging from mining/smelting and petroleum respectively.

Extended Producer Responsibility (EPR) is a corporate and public policy that shifts accountability for collection and recycling from consumers and governments to producers. For instance, Coca-Cola, PepsiCo and Nestle Waters NA have made public commitments to recycle a majority of beverage containers sold over the next six to eight years.

In many other countries, consumer packaged goods companies are responsible for post-consumer packaging. Companies operating in Europe and Canada are required to pay some or all costs for packaging collection and recycling. More than half of Organization for Economic Cooperation and Development member countries have EPR packaging systems in place. In Ontario, Canada, producers pay half of packaging collection and recycling costs. EPR programs in Austria, Belgium and Germany recover far higher rates of packaging than the U.S. EPR laws in 24 U.S. states already mandate producer responsibility for consumer electronics.

Producers control design and marketing decisions, and so are best positioned to reduce the overall environmental impact of product packaging and internalize costs. Increased recycling of packaging can yield strong environmental benefits, leading to more efficient use of materials, reduced extraction of natural resources, and fewer GHG and toxic emissions. EPR mandates can create new economic markets for post-consumer packaging, and keep packaging from flowing into oceans where it threatens marine life.

BE IT RESOLVED THAT Shareowners of Procter & Gamble request that the board of directors issue a report at reasonable cost, omitting confidential information, by February 1, 2013 assessing the feasibility of adopting a policy of Extended Producer Responsibility for post-consumer product packaging as a means of increasing rates of packaging recycling, reducing carbon emissions and air and water pollution resulting from the company’s business practices, and describing efforts by the company to implement this strategy.

Supporting Statement: Proponents believe policy options reviewed in the report should include taking responsibility for post-consumer package recycling, and participating in development of producer financed and managed EPR systems.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

This proposal asks P&G to evaluate EPR for product packaging as a means of reducing greenhouse gas emissions and preserving energy and natural resources. P&G has already conducted and published an extensive review of our corporate environmental footprint, as it relates to our greenhouse gas emissions. What this published data shows is that the majority (greater than 70%) of the greenhouse gas emissions related to our products’ lifecycles comes from the consumer use phase. Raw materials and manufacturing represent 16%, while packaging only represents less than 2%. As a result of this analysis, we have focused our greenhouse gas efforts where we can provide the greatest benefits—reducing our own emissions and enabling consumers to reduce their greenhouse gas emissions through development of innovative products and education.

For example, by switching from hot/warm water to cold water for machine laundering of clothes, consumers can make a meaningful reduction in their greenhouse gas emissions. We have enabled this habit change by developing products specifically designed for washing in cold water (e.g., Tide ColdWater and Ariel Cool Clean) and executing educational programs such as “Turn to 30 degrees” in Europe and “Future Friendly” in the US, to inform consumers of this sustainability benefit. To further strengthen our efforts, we have recently announced a corporate goal of having 70% of all washing machine loads done in cold water by 2020 and are developing plans to meet this goal.

We have also made significant reductions in the greenhouse gas emissions from our operations. Since 2002, we have reduced these emissions by 53% and have ongoing programs to reduce them further. In 2010, we expanded this effort by deploying a supplier sustainability scorecard to encourage and evaluate reductions by our key suppliers. More than 50% of these suppliers have reduced greenhouse gas emissions from their facilities.

While packaging represents less than 2% of P&G’s overall greenhouse gas emission profile, the Company recognizes the impact packaging and solid waste have on landfills and has a sustained focus on these issues. Since 2007, P&G has avoided the use of over 300,000 metric tons of packaging and has set a goal to further reduce packaging by 20% per consumer use by 2020.

P&G has set a long-term sustainability vision of zero consumer or manufacturing waste going to landfill. This vision will require us to take a holistic approach that examines opportunities in package design, consumer behavior, waste management infrastructure, and end-of-life options such as recycling, composting, and energy recovery. We have already committed that, by 2020, we will conduct pilot studies to better understand and demonstrate how we can eliminate consumer solid waste to landfill. Because we cannot achieve this vision alone, we believe the best way to advance progress is by participating in multi-stakeholder efforts. This is why we are already participating in relevant efforts being led by the Association of Postconsumer Plastics Recyclers, Sustainable Packaging Coalition, Global Packaging Project, Wal-Mart’s Packaging Network, Grocery Manufacturers Association, and Consumers Goods Forum.

In summary, P&G is committed to advancing the environmental sustainability of its products, packaging, and operations and believes we are best served by focusing our resources on opportunities that will achieve the most meaningful reductions. We completed an analysis of greenhouse gas emissions and are focused on our greatest opportunities to achieve greenhouse gas reductions across the lifecycle of our products. Given that packaging is less than 2% of our overall greenhouse gas emissions profile, pursuing EPR as a strategy to achieve significant greenhouse gas reductions is unwise and unnecessary. Our published data indicate EPR is not the best approach for meaningful reductions of greenhouse gas emissions, and pursuing this alternative strategy could result in significant costs to the Company. Moreover, we are already focused on the issues of solid waste and packaging, having established a vision of zero waste to landfill and a goal to reduce packaging by 20% by 2020.

Given our existing commitment to reducing solid waste from packaging and greenhouse gas emissions, the requirement of a feasibility report on EPR is unnecessary and would not provide shareholders with additional meaningful information.

The Board of Directors recommends a vote AGAINST this proposal.

Shareholder Proposal #3

Ms. Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, owner of at least $2,000 in value of Common Stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

Adopt Simple Majority Vote

Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against such proposals. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. Source: “What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrell, Harvard Law School, Discussion Paper No. 491.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-HilI and Macy’s. The proponents of these proposals included Ray T. Chevedden and James McRitchie.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

The Corporate Library, an independent investment research firm, rated our company “D” with “High Governance Risk” and “High Concern” in Executive Pay. The Corporate Library said five of our outside directors were current CEO’s of major companies. Five directors (including three of the CEOs) had at least three directorships on boards of major companies. In fact, three of these overboarded directors served on our Audit Committee, three on our Executive Pay Committee, and four on the Governance & Public

Responsibility Committee. Directors who are active CEOs or are otherwise overcommitted may have difficulty devoting sufficient time to their board obligations, and multiple overcommitted directors can seriously weaken a board.

Both short- and long-term performance-based executive incentive pay was partially based on the same metrics—organic sales growth and EPS. Moreover, performance-based long-term incentives covered a three-year performance period, which is not long-term. Furthermore, annual pay of market-priced stock options continued to represent the bulk of executive pay. Mr. McDonald was given a mega-grant of $6 million in February 2011. Finally, our CEO was entitled to a potential payment of $20 million for a change in control.

Our Lead Director, Boeing’s James McNerney, was over-committed with obligations to 3 major boards.

Please encourage our board to respond positively to this proposal to initiate improved governance and increase our competitiveness: Adopt Simple Majority Vote—Proposal 3.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

Most of what is being requested has already been implemented. Under the Company’s governing documents, nearly all matters brought before the shareholders are already governed by a simple majority standard (majority of votes cast). Certain matters of corporate structure and governance, such as mergers or disposition of substantial Company assets, require the affirmative vote of the majority of outstanding shares, because that is the minimal standard required under Ohio law for such matters and cannot be further lowered by the Company. Similarly, amendments to the Company’s Articles of Incorporation or Code of Regulations (which are the equivalent of bylaws in many other states) require passage by a majority of outstanding shares, because this is the standard required under the applicable Ohio laws.

The only matters not already at the minimal possible voting standard are: (i) those related to a change in the number of directors or removal of a director, each of which requires an affirmative vote of at least eighty percent (80%) of the outstanding shares of the Company; and (ii) approval of certain transactions (e.g., agreements for issuance of shares or purchases of significant assets) with shareholders owning greater than 5% of the outstanding shares of the Company, which requires approval of a majority of the outstanding shares of the Company. The Company does not believe it should amend these provisions to become simple majority standards because, without these protections, it would be possible for a group of minority shareholders to approve a significant change to corporate governance or an extraordinary transaction that may not be in the best interest of the majority of shareholders or the Company. Because shareholders do not have the same fiduciary duty as the directors, a group of short-term shareholders may act in their own self-interests to the detriment of other shareholders. Accordingly, the Board believes that these voting requirements protect shareholders against the self-interested actions of short-term investors. Additionally, with regard to Board of Director elections, there is no supermajority requirement; shareholders already have an annual opportunity to vote on the composition of the Board using a simple majority standard for uncontested elections.

The corporate governance concerns raised by the proponent are not accurately stated. The proponent relies on a Harvard Law School article to support her contention that supermajority voting standards are negatively related to company performance. However, the article cited by the proponent specifically refers to supermajority requirements relating to staggered boards of directors, mergers, and amendments to charters or bylaws. The Company does not have a staggered Board of Directors, and, as stated above, the voting standards applicable to mergers or amendments to the Articles and Regulations are the minimal standards allowed under Ohio law. Consequently, the article cited by the proponent is misapplied.

The proponent indicates that the Company’s compensation practices raise concerns, yet the shareholder advisory vote on executive compensation at the Company’s 2011 Annual Meeting received the approval of 97.5% of voting shareholders. The proponent also questions whether the Company’s directors, because of their involvement on other boards, can devote adequate attention to their Company responsibilities. Last year, the Board revised its Corporate Governance Guidelines to align with emerging best corporate governance practices and limit the number of outside public board positions directors can hold. For the Chairman, participation is limited to no more than two outside public boards, and Robert McDonald, the current Chairman and CEO, has limited his outside “for profit” board participation to one board. For non-employee Directors, participation is limited to three additional public boards and for non-employee Directors who are CEOs at other public companies, participation is limited to two additional public boards. All Directors are in compliance with this policy. Each Director demonstrates their strong engagement and high attendance, and has adequate time to devote to the affairs of the Company. Average attendance at our Board and Committee meetings over the past year exceeded 97%, and all Directors attended greater than 86% of the meetings of the Board and the Committees on which they serve. The Company considers the broad experience of the Board of Directors, coupled with the clearly demonstrated commitment to P&G, to be of great value to the Company.

The Company’s corporate governance practices are robust and are designed to maximize shareholder value. As discussed on pages 12-21 of this proxy statement, the Board operates under corporate governance principles and practices that are designed to maximize long-term shareholder value and align the interests of the Board and management with those of our shareholders. The Company’s Governance & Public Responsibility Committee regularly considers and evaluates corporate governance developments and recommends changes to the Board. The Company has already put measures in place to address the areas of corporate governance listed by the proponent. The Company has implemented an annual advisory vote on executive compensation. Likewise, in 2005, the Board of Directors moved from a classified structure to annual elections. Then, in 2008, the Board proposed (and shareholders passed) a simple majority standard for uncontested elections of directors. When it believes that changes to our corporate governance structure or practices hold benefit for shareholders, the Board makes changes.

In this case, the Board believes that approval of this proposal would not enhance shareholder value, and is therefore not in the best interests of the Company and its shareholders. In the absence of these few voting protections, a group of short-term shareholders may act in their own self-interests to the detriment of other shareholders. Accordingly, the current voting standards are necessary to safeguard the long-term interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

2013 Annual Meeting Date and Shareholder Proposals

It is anticipated that the 2013 annual meeting of shareholders will be held on Tuesday, October 8, 2013. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 26, 2013. Any such proposals should be sent to The Procter & Gamble Company, c/o Secretary, One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. In general, for business to be properly brought before an annual meeting by a shareholder (other than in connection with the election of Directors, see section entitled “Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees” on pages 20-21 of this proxy statement; or any matter brought pursuant to SEC Rule 14a-8), the shareholder must meet certain ownership requirements and written notice of such business must be received by the Secretary of the Company not less than 90 days nor more than 240 days prior to the one year anniversary of the preceding year’s annual meeting. Certain other notice periods apply if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Based upon the one-year anniversary of the 2012 annual meeting, a shareholder wishing to bring such business before the 2013 annual meeting must provide such notice no earlier than February 11, 2013 and no later than July 11, 2013.

As set forth in the Code of Regulations, the shareholder’s notice to the Secretary must contain certain information. A copy of our Code of Regulations can be found on the Company’s website at www.pg.com or may be obtained from the Secretary of the Company at the address provided above.

If a shareholder notifies the Company of an intent to present business at the 2013 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 11, 2011 will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

The Board knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and will use their discretion accordingly.

Exhibit A

The Procter & Gamble Company Audit Committee Policies

I.	Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the fourth quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the coming fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by Committee.

B.	The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.

C.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

D.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

E.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice-President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

0038-6005

THE PROCTER & GAMBLE COMPANY P.O. BOX 5572 CINCINNATI, OH 45201-5572

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on October 8, 2012. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions on the website.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 8, 2012. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      M49093-P29737                                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED

THE PROCTER & GAMBLE COMPANY
	Vote on Directors
The Board of Directors recommends you vote FOR the following action:
1. ELECTION OF DIRECTORS
Nominees:	For	Against	Abstain

1a. Angela F. Braly	☐	☐	☐	Vote on Proposals
1b. Kenneth I. Chenault	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposals:			For	Against	Abstain
1c. Scott D. Cook	☐	☐	☐	2.	Ratify Appointment of the Independent Registered Public Accounting Firm		☐	☐	☐
1d. Susan Desmond-Hellmann	☐	☐	☐	3.	Advisory Vote on Executive Compensation (The Say On Pay Vote)		☐	☐	☐
1e. Robert A. McDonald	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposals:
1f. W. James McNerney, Jr.	☐	☐	☐	4.	Shareholder Proposal #1 – Say on Political Contribution (Page 67 of proxy statement)		☐	☐	☐
1g. Johnathan A. Rodgers	☐	☐	☐
1h. Margaret C. Whitman	☐	☐	☐	5.	Shareholder Proposal #2 – Producer Responsibility for Packaging (Page 70 of proxy statement)		☐	☐	☐
1i. Mary Agnes Wilderotter	☐	☐	☐	6.	Shareholder Proposal #3 – Adopt Simple Majority Vote (Page 72 of proxy statement)		☐	☐	☐
1j. Patricia A. Woertz	☐	☐	☐
1k. Ernesto Zedillo	☐	☐	☐

	NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

AND

ADMISSION TICKET

This is notice of your invitation to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 9, 2012 at 9:00 a.m. at the Procter & Gamble Hall at The Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card attached below to this Admission Ticket.

You should present this Admission Ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If the shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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M49094-P29737

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders-Tuesday, October 9, 2012

The undersigned hereby appoints Robert A. McDonald, W. James McNerney, Jr., and Ernesto Zedillo (the “Proxy Committee”), and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 9, 2012 at 9:00 a.m. in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR the recommendations of the Board of Directors on items 2 and 3, and AGAINST the proposals listed as items 4, 5, and 6.

This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and the Procter & Gamble Savings Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote all shares held for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and with the Proxy Committee on such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. on Monday, October 8, 2012, for Common shares to be voted and 4:00 p.m. on Friday, October 5, 2012 for the Trustees to vote the Plan shares. Broadridge will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Broadridge and not provided to the Company.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 9, 2012.

THE PROCTER & GAMBLE COMPANY

Meeting Information

Meeting Type:    Annual

For holders as of:    August 10, 2012

Date:    October 9, 2012        Time:    9:00 a.m.

Location:    Procter & Gamble Hall

                     The Aronoff Center for the Arts

                     650 Walnut Street

                      Cincinnati, Ohio

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT    ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow     (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow     (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 25, 2012 to facilitate timely delivery.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow     available and follow the instructions.

Vote By Phone: To vote now by telephone, dial 1-800-690-6903, using any touch-tone telephone. Have the information that is printed in the box marked by the arrow     available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Voting Items

The Board of Directors recommends you vote FOR the following action:

1.	ELECTION OF DIRECTORS

Nominees:

1a.	Angela F. Braly

1b.	Kenneth I. Chenault

1c.	Scott D. Cook

1d.	Susan Desmond-Hellmann

1e.	Robert A. McDonald

1f.	W. James McNerney, Jr.

1g.	Johnathan A. Rodgers

1h.	Margaret C. Whitman

1i.	Mary Agnes Wilderotter

1j.	Patricia A. Woertz

1k.	Ernesto Zedillo

The Board of Directors recommends you vote FOR the following proposals:

2.	Ratify Appointment of the Independent Registered Public Accounting Firm
3.	Advisory Vote on Executive Compensation (The Say On Pay Vote)

The Board of Directors recommends you vote AGAINST the following proposals:

4.	Shareholder Proposal #1 – Say on Political Contribution

5.	Shareholder Proposal #2 – Producer Responsibility for Packaging

6.	Shareholder Proposal #3 – Adopt Simple Majority Vote

Dear Shareholder:

On August 24, 2012, we sent you a notice indicating that the proxy statement and voting instructions for the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 9, 2012, were available on line at www.proxyvote.com.

As of September 25, we have not received your proxy. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original notice, an additional notice and proxy card are enclosed together with a return envelope. You can also vote by telephone or via the internet at www.proxyvote.com. Instructions are included on the proxy card.

Thank you for your attention to this matter.

THE PROCTER & GAMBLE COMPANY